Exhibit 10.2

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10).  Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ASSET PURCHASE AGREEMENT
BETWEEN

CHP II OVERLAND PARK KS MOB OWNER, LLC,

AS SELLER,

AND

HCP MEDICAL OFFICE BUILDINGS, LLC,

AS PURCHASER

Dated as of March 15, 2019

TABLE OF CONTENTS

1.	DEFINITIONS		1
	1.1	Definitions	1
2.	PURCHASE AND SALE, ASSETS AND LIABILITIES		9
	2.1	Purchase and Sale	9
	2.2	Description of the Assets	10
	2.3	Excluded Assets	11
	2.4	Retained Liabilities	11
	2.5	Assumed Liabilities	12
3.	PURCHASE PRICE		12
	3.1	Purchase Price	12
	3.2	Deposit.	12
	3.3	Payment of Purchase Price.	14
	3.4	Allocation of Purchase Price	15
	3.5	Like-Kind Exchange	15
4.	DUE DILIGENCE AND INSPECTION		15
	4.1	Right to Inspect.	15
	4.2	Matters Relating to Title.	17
	4.3	Assignment and Assumption of Facility Contracts, Tenant Leases, and Transferred Licenses and Permits	19
	4.4	Purchaser’s Election Whether or Not to Proceed	19
	4.5	Indemnification	19
	4.6	No Representation or Warranty by Seller	20
5.	REPRESENTATIONS AND WARRANTIES		20
	5.1	Seller’s Representations and Warranties	20
	5.2	Purchaser’s Representations and Warranties	26
6.	COVENANTS		28
	6.1	Confidentiality.	28
	6.2	IT Systems	29
	6.3	Conduct of the Operations of the Property.	30
	6.4	Tax Contests.	31
	6.5	Notices and Filings	31

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	6.6	Further Assurances	32
	6.7	Estoppel Certificates	32
	6.8	Exclusivity	33
	6.9	Bulk Sales	33
	6.10	Licenses and Permits	33
7.	CLOSING CONDITIONS		33
	7.1	Purchaser’s Closing Conditions	33
	7.2	Failure of Any Purchaser’s Closing Condition	35
	7.3	Seller’s Closing Conditions	35
	7.4	Failure of Seller’s Closing Conditions	36
8.	CLOSING		36
	8.1	Closing Date	36
	8.2	Closing Escrow	36
	8.3	Seller’s Closing Deliveries	37
	8.4	Purchaser’s Closing Deliveries	39
9.	PRORATIONS AND EXPENSES		39
	9.1	Closing Statement	39
	9.2	Closing and Other Costs, Adjustments and Prorations	39
	9.3	Proration Schedule	41
	9.4	Re-Prorations	41
	9.5	Cash	41
10.	DEFAULT AND REMEDIES		42
	10.1	Seller’s Default	42
	10.2	Purchaser’s Default	42
	10.3	Liquidated Damages	42
11.	RISK OF LOSS		43
	11.1	Casualty	43
	11.2	Condemnation	44
12.	SURVIVAL, INDEMNIFICATION AND RELEASE		44
	12.1	Survival	44
	12.2	Indemnification by Seller	46
	12.3	Indemnification by Purchaser	46

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	12.4	Indemnification Procedure. Notice of Indemnification Claim	46
	12.5	Guarantor Guaranty	47
	12.6	Acknowledgements Concerning Representations and Warranties.	47
	12.7	Disclaimers by Seller	48
	12.8	Sale “As Is, Where Is”	48
	12.9	Seller Released from Liability	49
	12.10	Survival	50
13.	MISCELLANEOUS PROVISIONS		51
	13.1	Notices.	51
	13.2	Time is of the Essence	52
	13.3	Assignment	52
	13.4	Successors and Assigns	52
	13.5	Third Party Beneficiaries	52
	13.6	Rules of Construction	53
	13.7	Severability	53
	13.8	Governing Law, Jurisdiction and Venue	53
	13.9	WAIVER OF JURY TRIAL	53
	13.10	Attorneys’ Fees	54
	13.11	Incorporation of Recitals Exhibits, and Schedules	54
	13.12	No Other Agreements	54
	13.13	Further Actions	54
	13.14	No Waiver	54
	13.15	Modifications	55
	13.16	Counterpart and Electronic Execution	55
	13.17	Required Disclosures	55
	13.18	No Personal Liability	55
	13.19	Good Faith Efforts	55
	13.20	Post-Execution Disclosures	55
	13.21	No Recordation	55
	13.22	Discharge of Obligations	56

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LISTS OF EXHIBITS AND SCHEDULES

List of Exhibits

Exhibit A –	Property
Exhibit 4.2.5 -	Assignment and Assumption of Ground Lease Form
Exhibit 8.3.1 –	Seller’s Closing Certificate Form
Exhibit 8.3.2 –	Deed Form
Exhibit 8.3.3 –	Bill of Sale Form
Exhibit 8.3.4 –	Assignment and Assumption of Tenant Leases Form
Exhibit 8.3.5 –	Assignment and Assumption of Facility Contracts and Licenses and Permits Form
Exhibit 8.3.6 –	Assignment and Assumption of Intellectual Property Form
Exhibit 8.4.3 –	Purchaser’s Closing Certificate Form

List of Schedules

Schedule 2.2.4 –	Personal Property
Schedule 2.2.5 –	Tenant Leases and Leasing Costs
Schedule 2.2.7 –	Facility Contracts
Schedule 5.1.6 –	Litigation

Schedule 5.1.8 –	Licenses and Permits

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of March 15, 2019 (the “Effective Date”), by and between CHP II OVERLAND PARK KS MOB OWNER, LLC, a Delaware limited liability company (“Seller”), and HCP MEDICAL OFFICE BUILDINGS, LLC, a Delaware limited liability company (“Purchaser”) (Seller and Purchaser are at times hereinafter referred to individually as a “Party” and collectively as the “Parties”).

R E C I T A L S

A.

Seller is the owner of tenant’s ground lease interest in and to certain real property improved as a medical office building containing approximately 38,496 square feet known as “Overland Park Medical Office Building”, located at 5525 West 119th Street, Overland Park, KS 66209 (the “MOB”).

B.	Purchaser desires to purchase, and Seller desires to sell the Assets (as defined herein) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the provisions contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.DEFINITIONS

1.1Definitions

.  In addition to the terms defined in the body of this Agreement, the following terms will have the following meanings in this Agreement:

“2005 Declaration” means that certain Declaration of Covenants, Restrictions and Easements dated February 28, 2005 and recorded March 2, 2005 in Official Records Book 200503, Page 937, Register of Deeds, Johnson County, Kansas, as amended by that certain First Amendment to Declaration of Covenants, Restrictions and Easements effectively dated February 28, 2005 and recorded July 20, 2005 in Official Records Book 200507, Page 8859, Register of Deeds, Johnson County, Kansas and as further amended by that certain Second Amendment to Declaration of Covenants, Restrictions and Easements effectively dated December 19, 2017 and recorded January 2, 2018 in Official Records Book 201801, Page 105, Register of Deeds, Johnson County, Kansas.

“2007 Declaration” means that certain Declaration of Covenants, Restrictions and Easements dated September 10, 2007 and recorded September 11, 2007 in Official Records Book 200709, Page 2447, Register of Deeds, Johnson County, Kansas.

“Affiliate” has the following meaning: two entities are “Affiliates” if

(a)one of the entities is a Subsidiary of the other entity;

(b)both of the entities are Subsidiaries of the same entity; or

(c)both of the entities are Controlled by the same Person.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Applicable Law” means (i) all federal, state, and local statutes, laws, common law, rules, regulations, ordinances, codes, guidances, policies, or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, restrictive covenant, declaration, order or other similar requirement of any court or other adjudicatory authority of competent jurisdiction in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Assets” has the meaning set forth in Section 2.2 of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.5 of this Agreement.

“Bankruptcy Code” has the meaning set forth in Section 5.1.14 of this Agreement.

“Basket” has the meaning set forth in Section 12.1.1 of this Agreement.

“Books and Records” has the meaning set forth in Section 2.2.12 of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or any United States federal legal holiday.

“Cap” has the meaning set forth in Section 12.1.1 of this Agreement.

“Casualty” has the meaning set forth in Section 11.1 of this Agreement.

“Closing” has the meaning set forth in Section 8.1 of this Agreement.

“Closing Date” means the date on which the Closing takes place.

“Closing Escrow” has the meaning set forth in Section 8.1 of this Agreement.

“Closing Escrow Agreement” has the meaning set forth in Section 8.2 of this Agreement.

“Closing Statement” has the meaning set forth in Section 9.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Condemnation” has the meaning set forth in Section 11.2 of this Agreement.

“Control” means:

(a)the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (i) the shareholders of the corporation, in the case of a corporation, (ii) the shareholders of the general partner, in the case of a limited partnership, or (iii) the equity holders or other voting participants of a Person that is not a corporation or limited partnership; or

(b)the right to elect or appoint, directly or indirectly, a majority of (i) the directors of the corporation, in the case of a corporation, (ii) the directors of the general partner, in the case of a limited partnership, or (iii) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of a Person that is not a corporation or limited partnership,

(c)and “Controlled” has a corresponding meaning.

“Deed” means the deed to be delivered by Seller to Purchaser pursuant to Section 8.3.2.

“Deposit” has the meaning set forth in Section 3.2.1 of this Agreement.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“Embargoed Person” has the meaning set forth in Section 5.1.24 of this Agreement.

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with (i) the presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Materials over, on, in, under or from the Property, or any portion thereof, or (ii) any violation of any Environmental Laws with respect to the Assets.

“Environmental Laws” means all Applicable Law relating to industrial hygiene or to environmental or unsafe conditions or to human health including, but not limited to, those relating to the generation, manufacture, storage, handling, transportation, disposal, release, emission or discharge of Hazardous Materials, including those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to the Assets, including, without limitation, the Property, or any portion thereof, and those relating to the atmosphere, soil, surface and ground water, wetlands, stream sediments and vegetation on, under, in or about the Assets, including, without limitation, any portion of the Property.

“Environmental Liabilities” means all Liabilities under any Environmental Laws arising from or in connection with the Assets, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential presence, spill, leak, emission, discharge or release of any Hazardous Materials, pollution, contamination or radiation into any water, soil, sediment, air, Improvements or other environmental media.

“Escrow Agent” means Title Company, acting in its capacity as escrow agent pursuant to the terms hereof, or such other escrow agent as is mutually acceptable to Seller and Purchaser.

“Exception Cure Period” has the meaning set forth in Section 4.2.1 of this Agreement.

“Excluded Assets” has the meaning set forth in Section 2.3 of this Agreement.

“Facility Contracts” has the meaning set forth in Section 2.2.7 of this Agreement.

“FDIC” has the meaning set forth in Section 3.2.2 of this Agreement.

“First Deposit” has the meaning set forth in Section 3.2.1 of this Agreement.

“Fixtures” has the meaning set forth in Section 2.2.3 of this Agreement.

“Ground Lease” means that certain Ground Lease dated February 28, 2005 between Ground Lessor, as lessor, and MidAmerica Surgery Institute Properties, LLC, a Kansas limited liability company, as lessee, as evidenced by that certain Memorandum of Lease dated February 28, 2005 and recorded March 2, 2005 in Official Records Book 200503, Page 938, Register of Deeds, Johnson County, Kansas, as amended by that certain First Amendment to Ground Lease to Correct Scrivener’s Error dated effective as of February 28, 2005, as further amended by that certain Second Amendment to Ground Lease dated October 21, 2005, as further amended by that certain Amendment to Memorandum of Lease dated January 9, 2007 and recorded February 26, 2007 in Official Records Book 200702, Page 7473, Register of Deeds, Johnson County, Kansas, as further amended by that certain Third Amendment of Ground Lease, dated May 17, 2007 and recorded June 25, 2007 in Official Records Book 200706, Page 8529, Register of Deeds, Johnson County, Kansas, as further amended by that certain Fourth Amendment to Ground Lease dated December 19, 2017 and recorded January 4, 2018 in Official Records Book 201801, Page 889, Register of Deeds, Johnson County, Kansas, and as assigned to Seller pursuant to that certain Assignment and Assumption of Ground Lease dated December 27, 2017 and recorded January 2, 2018 in Official Records Book 201801, Page 102, Register of Deeds, Johnson County, Kansas.

“Ground Lessor” means Central Tennessee Hospital Corporation, a Tennessee corporation.

“Governmental Authority” or “Governmental Authorities” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Guarantor” means CHP II Partners, LP, a Delaware limited partnership.

“Guaranty” has the meaning set forth in Section 12.5 of this Agreement.

“Hazardous Materials” means petroleum and petroleum products, flammable explosives, radioactive materials (excluding radioactive materials in smoke detectors), polychlorinated biphenyls, radon, lead/asbestos in any form, hazardous waste, toxic or hazardous substances, molds, microbiological agents, and other related materials whether in the form of a chemical, biologic, element, natural agent, compound, solution, mixture or otherwise, all to the extent identified, managed, regulated or governed by Environmental Law, including, but not limited to, those materials defined under Environmental Laws as “hazardous substances,” “extremely hazardous substances,” “hazardous chemicals,” “hazardous materials,” “toxic substances,” “solid waste,” “toxic chemicals,” “air pollutants,” “toxic pollutants,” “hazardous wastes,” “extremely hazardous waste,” or “restricted hazardous waste”.

“Improvements” means all buildings, structures, and improvements located on or affixed to the Property, including all fixtures which constitute real property under Applicable Law.

“Indemnification Loss” means, with respect to any Indemnitee, any Liability, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Indemnification Claim” has the meaning set forth in Section 12.4 of this Agreement.

“Indemnitee” has the meaning set forth in Section 12.4 of this Agreement.

“Indemnitor” has the meaning set forth in Section 12.4 of this Agreement.

“Inspection Period” means the period beginning on the Effective Date of this Agreement and ending at 5:00 p.m., Eastern Standard Time, on the twenty-first (21st) day following such Effective Date.

“Inspections” means any inspections, examinations, tests, investigations, or studies of the Assets, including, without limitation, the Property, in each case conducted by or on behalf of Purchaser (or any Affiliate thereof).

“Intangible Assets” has the meaning set forth in Section 2.2.11 of this Agreement.

“Intellectual Property” means all works of authorship, including without limitation, all  literary works, pictorial, graphic and sculptural works, architectural works, software, works of visual art, and any other work that may be the subject matter of copyright protection and all worldwide registrations thereof; any trademarks, service marks, brand names, trade dress, trade names, designs and any other word, symbol, device, product configuration, slogan or any combination thereof used to distinguish or identify goods or services that may be the subject matter of trademark protection, including all worldwide applications and registrations therefore and associated goodwill; any patents, invention disclosures or inventions, including all processes, machines, manufactures and compositions of matter, designs and any other invention that may be the subject matter of patent protection, and all worldwide statutory or other legal protection obtained or obtainable therein, including without limitation all published and granted patents and pending applications and provisionals, reissues, divisionals, renewals, extensions, continuations, and continuations-in-part, design patents and industrial design registrations; all domain names, URLs, websites, and all data, content, “look and feel”, operating and underlying code or software of all websites;  all trade secrets, proprietary information, data, and knowledge and experience of a technical, commercial or administrative nature, including all proprietary information, know-how, information processes, operating, maintenance and other manuals, data and databases, computer programs, including all documentation, design specifications, and flowcharts, operational and other plans, schematics and drawings, customer/tenant and potential customer/tenant data and lists, advertising, marketing and product concepts and campaigns and other valuable or proprietary information or data; and all worldwide statutory protection obtained or obtainable thereon on all of the preceding; all rights to enforce, enjoin or sue, any claims, judgments, causes of action or other legal and equitable rights and remedies arising out of or related to any infringement, misappropriation or violation of any of the foregoing; and all right, title and interest to claim royalties, residuals, damages and other remuneration for use of any of the foregoing rights.

“Knowledge” means Seller’s Knowledge or Purchaser’s Knowledge, as applicable.

“Leasehold Interests” mean all rights, title and interests of the tenant under the Ground Lease.

“Leasing Costs” means all leasing commissions, brokerage commissions, costs for tenant improvements, tenant improvement allowances, lease buyout costs, moving allowances, design allowances, legal fees, rebates, rent concessions and free, reduced or otherwise abated rent incurred in order to induce a tenant to enter into a Lease or Lease renewal or extension.

“Liability” means any liability, obligation, damage, loss, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, and “Liabilities” has a corresponding meaning.

“Licenses and Permits” means all licenses, permits, consents, authorizations, approvals, registrations and certificates issued to Seller or its Affiliate by any Governmental Authority in Seller’s or its Affiliate’s name and relating to Seller’s ownership of the Leasehold Interests, Improvements or other Assets.

“MOB” has the meaning set forth in Recital A of this Agreement.

“New Survey Defect” has the meaning set forth in Section 4.2.2 of this Agreement.

“New Title Exception” has the meaning set forth in Section 4.2.2 of this Agreement.

“OFAC” has the meaning set forth in Section 5.1.24 of this Agreement.

“OFAC List” has the meaning set forth in Section 5.1.24 of this Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s past custom and practice for the applicable business, taking into account the commercially reasonable facts and circumstances in existence from time to time.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Permitted Exception” has the meaning set forth in Section 4.2.1 of this Agreement.

“Person” means any natural person, firm, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Personal Property” has the meaning set forth in Section 2.2.2 of this Agreement.

“Plans and Specifications” has the meaning set forth in Section 2.2.9 of this Agreement.

“Property” means that certain real property more particularly described as such on Exhibit A attached hereto.

“Proration Date” has the meaning set forth in Section 9.2.4 of this Agreement.

“Proration Schedule” has the meaning set forth in Section 9.2.4 of this Agreement.

“Prorations” has the meaning set forth in Section 9.2.4 of this Agreement.

“Purchase Price” has the meaning set forth in Section 3.1 of this Agreement.

“Purchaser” has the meaning set forth in the opening paragraph of this Agreement.

“Purchaser’s Closing Condition Failure” has the meaning set forth in Section 7.2 of this Agreement.

“Purchaser’s Closing Conditions” has the meaning set forth in Section 7.1 of this Agreement.

“Purchaser’s Closing Deliveries” has the meaning set forth in Section 8.4 of this Agreement.

“Purchaser’s Default” has the meaning set forth in Section 10.2 of this Agreement.

“Purchaser’s Documents” has the meaning set forth in Section 5.2.2 of this Agreement.

“Purchaser’s Due Diligence Reports” means all studies, reports and assessments prepared by any Person for or on behalf of Purchaser and at Purchaser’s direction (other than any internal studies, reports and assessments prepared by any of Purchaser’s employees, attorneys or accountants) in connection with the Inspections.

“Purchaser’s Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” means any Person that conducted any Inspections for or on behalf of Purchaser or any Affiliate thereof.

“Purchaser’s Knowledge” means the present actual knowledge of Jay Buckley, who Purchaser represents and warrants is knowledgeable about the matters qualified to Purchaser’s Knowledge in this Agreement; provided that so qualifying Purchaser’s knowledge shall in no event give rise to any personal liability on the part of Jay Buckley, or any other officer or employee of Purchaser, on account of any breach of any representation or warranty made by Purchaser herein.

“Required Disclosure” means any disclosure required by Applicable Law or legal process, including public reporting requirements of applicable securities laws and/or stock exchanges.

“Retained Liabilities” has the meaning set forth in Section 2.4 of this Agreement.

“ROFR” has the meaning set forth in Section 5.1.12 of this Agreement.

“ROFR Affidavit” has the meaning set forth in Section 7.1.9 of this Agreement.

“ROFR Waiver” has the meaning set forth in Section 7.1.9 of this Agreement.

“Second Deposit” has the meaning set forth in Section 3.2.1 of this Agreement.

“Seller” and “Seller” have the meanings set forth in the opening paragraph of this Agreement.

“Seller’s Certificate” means that certain document, the form of which is attached hereto as Exhibit 8.3.1, to be delivered by Seller at Closing.

“Seller’s Closing Condition Failure” has the meaning set forth in Section 7.4 of this Agreement.

“Seller’s Closing Conditions” has the meaning set forth in Section 7.3 of this Agreement.

“Seller’s Closing Deliveries” has the meaning set forth in Section 8.3 of this Agreement.

“Seller’s Default” has the meaning set forth in Section 10.1 of this Agreement.

“Seller’s Documents” has the meaning set forth in Section 5.1.2 of this Agreement.

“Seller’s Due Diligence Materials” means all documents and materials provided by Seller to Purchaser, pursuant to this Agreement or otherwise, together with any copies or reproductions of such documents or materials.

“Seller’s Indemnitees” means Seller and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Seller’s Knowledge” means the present actual knowledge of John F. Starr and Mike Tetrick, who Seller represents and warrants (i) are knowledgeable about the matters qualified to Seller’s Knowledge in this Agreement and (ii) will inquire with Seller’s property manager regarding the matters stated to Seller’s Knowledge in this Agreement that relate to the operation of the Assets; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of John F. Starr and Mike Tetrick, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein.

“Subsidiary” means, in respect of any Person:

(d)any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (i) such Person, (ii) such Person and one or more subsidiaries of such Person, or (iii) one or more subsidiaries of such Person; or

(e)any limited or general partnership, joint venture, limited liability company or other entity as to which (i) such Person, (ii) such Person and one or more of its subsidiaries, or (iii) one or more subsidiaries of such Person owns, more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof), of such limited or general partnership, joint venture, limited liability company or other entity, as the case may be.

“Survey Defects” has the meaning set forth in Section 4.2.1 of this Agreement.

“Survey” means the survey of the Property, or any portion thereof, to be obtained by Purchaser, at Purchaser’s option, during the Inspection Period.

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on Seller with respect to any of the Assets, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement.

“Tenant Leases” has the meaning set forth in Section 2.2.5 of this Agreement.

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not an Affiliate of the Person in question.

“Third-Party Estoppels” has the meaning set forth in Section 6.7 of this Agreement.

“Title Commitment” has the meaning set forth in Section 4.2.1 of this Agreement.

“Title Company” means Fidelity National Title Insurance Company, whose address is 1 East Washington Street, Suite 450, Phoenix, Arizona 85003, Attention: Mary Garcia, Senior Commercial Escrow Officer; Phone: 602-343-7571; E-Mail: mary.garcia@fnf.com.

“Title Exceptions” has the meaning set forth in Section 4.2.1 of this Agreement.

“Title Notice” has the meaning set forth in Section 4.2.1 of this Agreement.

“Title Policy” has the meaning set forth in Section 4.2.4 of this Agreement.

“Transferred Licenses and Permits” means Seller’s right, title and interests, if any, in all Licenses and Permits, together with any deposits made by Seller thereunder, to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer.

“Unpermitted Exceptions” has the meaning set forth in Section 4.2.1 of this Agreement.

“Warranties” has the meaning set forth in Section 2.2.10 of this Agreement.

2.PURCHASE AND SALE, ASSETS AND LIABILITIES

2.1Purchase and Sale.  Seller agrees to sell the Assets to Purchaser and Purchaser agrees to buy the Assets from Seller, all in accordance with the terms and conditions set forth in this Agreement.

2.2Description of the Assets.  In this Agreement, the term “Assets” means all of the following, but expressly excluding the Excluded Assets:

2.2.1Leasehold Interests.  The Leasehold Interests.

2.2.2Improvements.  All Improvements.

2.2.3Fixtures.  All of Seller’s right, title and interest to any fixtures located on, attached to and/or forming a part of the Property, other than those which constitute the Improvements (the “Fixtures”)

2.2.4Personal Property.  All of Seller’s tangible personal property located at the Property, including, without limitation, any and all furniture, equipment, machinery, tools, appliances, computer hardware, telecommunications and information technology systems (subject to the terms of any applicable license agreements, a complete listing of which is set forth on Schedule 2.2.4) located at or used in connection with the Property, a complete listing of which is attached as Schedule 2.2.4 (the “Personal Property”).

2.2.5Tenant Leases.  All of Seller’s right, title and interest in and to all leases, subleases, licenses, concessions and similar agreements granting to any other Person the right to use or occupy any portion of the Property, a complete listing of which is attached hereto as Schedule 2.2.5 (collectively, the “Tenant Leases”) together with all security deposits held by Seller thereunder.

2.2.6Intellectual Property.  All of Seller’s right, title and interest (if any) in and to any Intellectual Property related to the Property, including (if any) all trade names and trademarks associated with the Property and Improvements, to the extent transferable or the Parties obtain any consent necessary to effectuate such transfer.

2.2.7Assigned Facility Contracts.  To the extent assignable or transferable, and to the extent Purchaser has agreed to assume such Facility Contracts in accordance with Section 4.3 hereof, all of Seller’s right, title and interest in and to any contracts, including, but not limited to, maintenance, service and supply contracts, and all other similar agreements for goods or services which are applicable to the operation of the Property, and all leases and purchase money security agreements for any equipment, machinery or other personal property located at the Property (the “Facility Contracts”), which Facility Contracts are set forth in Schedule 2.2.7, together with all deposits made or held by Seller thereunder.

2.2.8Transferred Licenses and Permits.  All of Seller’s right, title and interest in and to the Transferred Licenses and Permits together with any deposits made by Seller thereunder.

2.2.9Plans and Specifications.  To the extent assignable or transferable, all of Seller’s right, title and interest in and to any plans and specifications, blue prints, architectural plans, engineering diagrams and similar items which specifically relate to the Property (the “Plans and Specifications”).

2.2.10Warranties.  To the extent assignable or transferable or the Parties obtain any consent necessary to effectuate such assignment or transfer, all warranties, guaranties and indemnities held by Seller with respect to any of the Assets (the “Warranties”).

2.2.11Intangible Assets.  To the extent assignable or transferable, all of Seller’s right, title and interest in and to any and all drawings, surveys, environmental and soil reports, telephone and facsimile numbers listing in directories, vendor and supplier lists and files, credit records and security codes (collectively, the “Intangible Assets”).

2.2.12Books and Records.  Copies of all of Seller’s books and records which relate to the use, ownership or operation of any of the Assets, but expressly excluding all documents and other materials which are legally privileged or constitute attorney work product, any purchase and escrow agreements and correspondence pertaining to Seller’s acquisition of the Property, market studies, appraisals, any documents pertaining to any potential acquisition of the Property by any past or prospective purchasers, and any third Person purchase inquiries (the “Books and Records”).

2.2.13Other Assets.  All other assets, rights, and interest of Seller in and to the Property, not constituting Excluded Assets.

2.3Excluded Assets.  Notwithstanding anything to the contrary in Section 2.2, the following property, assets, rights and interests (the “Excluded Assets”) are excluded from the Assets:

2.3.1Third-Party Assets.  Any fixtures, personal property or intellectual property owned by tenants under Tenant Leases or Seller’s property manager.

2.3.2Accounts Receivable.  Seller’s accounts receivable and rents receivable accruing prior to the Closing Date.

2.3.3Organizational Documents. All Organizational Documents, minutes books, stock registers and such other books and records of Sellers as pertain to the ownership, organization or existence of Sellers.

2.3.4Cash. All cash on hand and cash equivalents, including bank accounts, money market funds and temporary cash investments, but excluding any security deposits held by Seller under the Tenant Leases unless a credit is given to Purchase for such security deposit at Closing.

2.4Retained Liabilities.  The parties acknowledge that Purchaser is acquiring the Assets only and, as such, Purchaser shall not have any obligations or liabilities concerning or in any way relating to, arising or accruing from the ownership or operation of the Property prior to Closing, unless the same are explicitly assumed pursuant to the terms of this Agreement (“Retained Liabilities”). The Retained Liabilities will include, without limitation, Seller’s obligations under Seller’s existing management agreement for the Assets. The Retained Liabilities will not include any and all accrued but unpaid compensation owed to property manager’s employees as of the Proration Date, including without limitation salary, wages, employment taxes, bonuses, paid time off, vacation, sick days, severance or termination fees or any other accrued but unpaid benefits provided to such employees to the extent Purchaser receives a credit therefor pursuant to Section 9.2.3(b). The rights and obligations of the Parties under this Section 2.4 shall survive the Closing.

2.5Assumed Liabilities.  At Closing, Purchaser shall assume (i) all Liabilities under the Ground Lease, Tenant Leases, Facility Contracts and Transferred Licenses and Permits that are not Retained Liabilities and which arise or accrue on or after the Closing Date, (ii) the payment of Taxes and assessments which arise or accrue on or after the Closing Date, and (iii) any and all obligations or liabilities concerning or in any way relating to, arising or accruing from the ownership or operation of the Property or Assets arising on or after the Closing or as a result of Purchaser’s acts or omissions, in each case expressly excluding the Retained Liabilities (“Assumed Liabilities”). The rights and obligations of the Parties under this Section 2.5 shall survive Closing.

3.PURCHASE PRICE

3.1Purchase Price.  The purchase price for the Assets is FIFTEEN MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($15,400,000.00) (the “Purchase Price”), which shall be adjusted at Closing as expressly set forth in this Agreement.

3.2Deposit.

3.2.1Deposit.  Within three (3) Business Days after the Effective Date, Purchaser shall deliver to Escrow Agent the sum of THREE HUNDRED THOUSAND AND NO/100 Dollars ($300,000.00), which shall be held by the Escrow Agent as a deposit under this Agreement (the “First Deposit”).  Unless this Agreement is terminated prior to the expiration of the Inspection Period, whereupon the First Deposit shall be promptly returned by Escrow Agent to the Purchaser, Purchaser shall, within three (3) Business Days following the expiration of the Inspection Period, deposit with the Title Company an additional sum equal to THREE HUNDRED THOUSAND AND NO/100 Dollars ($300,000.00) (the “Second Deposit”) in good funds either by certified bank or cashier’s check or by federal wire transfer.  The First Deposit and the Second Deposit (together totaling $600,000.00), together with any interest earned thereon as provided herein, shall hereinafter be referred to collectively as the “Deposit”.

3.2.2Maintenance of Deposit.  The Deposit shall be held by the Escrow Agent in an interest-bearing account, under Purchaser’s taxpayer identification number pursuant to the terms and conditions of this Agreement with such changes thereto as may be agreed to by Seller and Purchaser pursuant thereto.  The Deposit shall be fully refunded to Purchaser upon termination of this Agreement by Purchaser prior to the expiration of the Inspection Period and otherwise if this Agreement is terminated by Purchaser in accordance with any right of Purchaser to do so under this Agreement.  Otherwise, following the Inspection Period, the Deposit shall be non-refundable to Purchaser except as expressly provided in this Agreement.  If the Deposit is to be paid to Seller under the provisions of this Agreement, Escrow Agent shall pay the Deposit to Seller in the manner and on the terms and conditions set forth herein. Escrow Agent shall not be responsible for any penalties, or loss of principal or interest or any delays in the withdrawal of the Deposit which may be imposed by the depository as a result of the making or redeeming of the investment pursuant to the instructions of Purchaser and Seller, nor shall Escrow Agent be liable for any loss or impairments of funds while those funds are in the course of collection or while those funds are on deposit in a financial institution if such a loss or impairment results from the failure, insolvency or suspension of such financial institution. Escrow Agent is not responsible for levies by taxing authorities based on the taxpayer identification number used to establish the Account.  Purchaser and Seller are aware of the Federal Deposit Insurance Corporation (“FDIC”) coverage limits for each individual depositor. Further, Purchaser and Seller understand that Escrow Agent assumes no responsibility for any loss that occurs due to any individual depositor’s account balance exceeding the amount, if any, insured by the FDIC, and Purchaser and Seller will not hold Escrow Agent liable for any such loss. Purchaser and Seller further understand that certain banking instruments are not covered at all by FDIC insurance.

3.2.3Disbursement of Deposit to Seller.  At Closing, Purchaser shall cause the Escrow Agent to disburse the Deposit to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Deposit.

3.2.4Refund of Deposits to Purchaser.  If this Agreement is terminated and Purchaser is entitled to a refund of the Deposit, whether during the Inspection Period or under any other express provision of this Agreement, then the Escrow Agent shall disburse the Deposit to Purchaser no later than two (2) Business Days after termination.

3.2.5Forfeiture of Deposit.  If Purchaser’s Default occurs and remains uncured beyond any applicable cure period, upon the expiration of such cure period, and Seller elects to terminate this Agreement pursuant to Section 10.2, Purchaser shall forfeit the Deposit and Escrow Agent shall disburse the Deposit to Seller no later than two (2) Business Days after the termination of this Agreement by Seller.  In such case, pursuant to Section 10.2, the Deposit shall be Seller’s sole and exclusive remedy except as otherwise set forth in this Agreement, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.

3.2.6Disagreements Regarding Deposit.  If Escrow Agent shall be unable to determine at any time to whom the Deposit should be paid or if a dispute should develop between Seller and Purchaser concerning the disposition of the Deposit, then in any such event, Escrow Agent shall pay the Deposit in accordance with the joint (or consistent) written instructions of Seller and Purchaser.  In the event that such joint (or consistent) written instructions shall not be received by Escrow Agent within ten (10) days after Escrow Agent shall have served written requests for such joint (or consistent) written instructions upon Seller and Purchaser, Escrow Agent shall have the right to pay all of the Deposit into a court of competent jurisdiction in Kansas City, Kansas, and to interplead Seller and Purchaser in respect thereof; and, thereafter, Escrow Agent shall be discharged of any further or continuing obligations in connection with the Deposit.

3.2.7Escrow Agent’s Costs and Expenses.  If costs and expenses (including attorneys’ fees) are incurred by Escrow Agent because of litigation or any dispute between Seller and Purchaser arising out of the holding of the Deposit, the non-prevailing party in such dispute shall reimburse Escrow Agent for reasonable costs and expenses incurred.  Seller and Purchaser hereby agree and acknowledge that Escrow Agent assumes no Liability in connection with the holding or investment of the Deposit pursuant hereto, except for the negligence or willful misconduct of Escrow Agent and its employees and agents.  Escrow Agent shall not be responsible for the validity, correctness or genuineness of any document or notice referred to herein; and, in the event of any dispute under this Agreement relating to the disposition of the Deposit, Escrow Agent may seek advice from its own counsel and, provided that Escrow Agent tenders the Deposit into a court of competent jurisdiction in Kansas City, Kansas, Escrow Agent shall be fully protected in any action taken in good faith in accordance with the opinion of Escrow Agent’s counsel. Seller and Purchaser hereby agree and acknowledge that the Escrow Agent assumes no Liability in connection with the holding or investment of the Deposit pursuant hereto, and Seller and Purchaser hereby agree to indemnify and hold Escrow Agent harmless from and an all liability, costs, damages, including court costs and attorney’s fees, which Escrow Agent may in good faith sustain or incur in connection with this Agreement, except for the gross negligence or willful misconduct of Escrow Agent and its employees and agents.

3.3Payment of Purchase Price.

3.3.1Payment at Closing.  At Closing, Purchaser shall pay to Seller (through Escrow Agent) by wire transfer an amount equal to the Purchase Price (as adjusted pursuant hereto), less the Deposit.

3.3.2Method of Payment.  All amounts to be paid by Purchaser to Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

3.4Allocation of Purchase Price.  The Parties agree that the Purchase Price shall be allocated between the Property, the Improvements and the Personal Property for title insurance and transfer tax purposes as may be mutually determined by Purchaser and Seller in their reasonable discretion prior to the expiration of the Inspection Period.  Otherwise, the Parties shall be free to allocate the Purchase Price as they reasonably see fit.

3.5Like-Kind Exchange. Notwithstanding anything to the contrary in this Agreement, Purchaser may consummate the purchase of the Property as part of a so-called like-kind exchange, simultaneous exchange, non-simultaneous exchange, “Starker deferred” exchange or reverse exchange (each, an “Exchange”) pursuant to § 1031 of the Internal Revenue Code, provided that: (a) Purchaser provides Seller notice of same within ten (10) days following the expiration of the Inspection Period; (b) the consummation or accomplishment of an Exchange shall not be a condition precedent or condition subsequent to the Purchaser’s obligations under this Agreement; (c) Purchaser shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a “qualified intermediary” (as defined in Treas. Reg. § 1.1031(k)-1(g)(4) of the Code); (d) Seller shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by Purchaser; and (e) Purchaser shall pay any additional costs that would not otherwise have been incurred by Seller had Purchaser not consummated the transaction through an Exchange.  Seller shall not, by this Agreement or acquiescence to an Exchange desired by Purchaser, have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to Purchaser that its Exchange in fact complies with § 1031 of the Internal Revenue Code.  Subject to the foregoing, however, Seller shall reasonably cooperate with Purchaser in order to permit such an Exchange to be made, including executing and delivering additional documents reasonably requested by Purchaser.

4.DUE DILIGENCE AND INSPECTION

4.1Right to Inspect.

4.1.1At all times prior to Closing, Purchaser and Purchaser’s Inspectors shall, subject to at least two (2) business days’ prior notice to Matt Ragsdale (Telephone: 407-650-3608, E-Mail: matt.ragsdale@cnl.com) with a copy to Mike Tetrick (E-Mail: Mike.Tetrick@cnl.com) (except that for any invasive testing permitted herein or any requested tenant interview at least three (3) business days’ prior notice shall be provided), have the right to enter upon the Property at reasonable times and to perform, at Purchaser’s expense, such Inspections of and concerning the Assets, as Purchaser may reasonably deem appropriate.  Upon two (2) Business Days’ notice, Purchaser shall have the right to meet and interview Persons involved in the management and operation of the Property to discuss the business operations, including the revenues, expenses, operation and physical condition of the Assets, and shall have the one-time right to meet and interview tenant representatives (provided, however, Purchaser shall have the right to conduct follow-ups with tenants if reasonably required by Purchaser).  In addition, Purchaser shall have the right, but not the obligation, to contact such Governmental Authorities as it may elect in connection with the transactions contemplated by this Agreement.  The Inspections shall not unreasonably interfere with the operation of the applicable Property or the tenant’s operations thereon.  Purchaser shall allow Seller the opportunity to participate in any communication with a tenant or Governmental Authority and to be present for any physical Inspections of the Assets, but such right to have a Seller representative present shall not cause a material delay in any such communications or Inspections. Within three (3) Business Days following the Effective Date, to the extent in Seller’s possession or reasonable control, Seller shall furnish to Purchaser, or make available to Purchaser via an electronic “war room,” certain due diligence information with respect to the Assets and shall upon request provide such other information and documentation that Purchaser may reasonably request in writing regarding the Assets so long as such information and documentation is in Seller’s possession or control, excluding Seller’s internal plans, strategies, policies, resolutions, negotiations, marketing strategies, appraisals, market analyses, projections and similar information proprietary to Seller (collectively, “Seller Disclosure Materials”).

From the Effective Date through Closing, Seller shall reasonably cooperate with Purchaser, at Purchaser’s expense, in the conduct of its Inspections of the Assets and shall answer any reasonable questions of Purchaser and provide updates of the rent rolls and other financial information provided as set forth above or otherwise in the Agreement as the same are produced or at the request of Purchaser and in any event five (5) Business Days prior to Closing.  Purchaser and Purchaser’s Inspectors shall take all reasonable precautions to not interfere with Seller’s operations of the Assets, make reasonable commercial efforts to minimize the impact on the Property of any Inspections and coordinate with Seller regarding communications with Seller’s employees and Governmental Authorities relating to the Inspections, except with respect to routine inquires with Governmental Authorities related to the Property such as zoning reports and lien searches.  With respect to physical Inspections of the Assets to be conducted by Purchaser (e.g., environmental Inspections), Purchaser shall retain professional third-party consultants to complete such Inspections and shall require such third-party consultants to maintain liability insurance coverage for their activities that is consistent with liability insurance coverage customarily maintained by similar professional third-party consultants, provided that in all events such liability insurance shall be in an amount at least equal to One Million Dollars ($1,000,000) combined single limit.  Upon Seller’s request, Purchaser shall provide insurance certificates evidencing such insurance coverage.  Such insurance shall (a) name Seller and Ground Lessor as additional insureds, (b) contain a provision that the insurance provided thereunder shall be primary and noncontributing with any other insurance available to Seller, and (c) otherwise be in a form and substance reasonably satisfactory to the Seller (which approval Seller agrees to provide within one (1) business day following receipt of evidence of insurance and, if Seller fails to respond within one (1) business day, such failure to respond shall be deemed approval by Seller).  Notwithstanding the foregoing, Seller agrees to reasonably cooperate with Purchaser if, after commercially reasonable efforts, Purchaser is unable to cause a third-party consultant to strictly comply with the insurance requirements set forth herein so long as such third-party consultant otherwise provides insurance which is generally consistent with insurance coverage customarily maintained by similar professional third-party consultants.  Such third-party consultants will be notified of and advised to comply with the confidentiality provisions set forth in this Agreement.  If Purchaser or Purchaser’s Inspectors intend to undertake or perform any “Phase II” environmental studies or other invasive or destructive testing, sampling or studies, Purchaser shall first obtain Seller’s written approval, such approval not to be unreasonably withheld, conditioned or delayed.  At Seller’s request, Purchaser shall promptly repair any damage to the Assets arising from or in connection with the Inspections, and restore the Assets, in all material respects and at its sole cost, to the condition which existed immediately prior thereto (to the extent practicable), including replacing paving and landscaping.  The foregoing restoration obligations of Purchaser shall survive the Closing or earlier termination of this Agreement. In the event the transaction contemplated by this Agreement is not consummated, Purchaser shall return to Seller or destroy any and all of Seller’s Due Diligence Materials provided by Seller to Purchaser hereunder; provided, however, (i) Purchaser’s legal department and/or outside counsel may keep one copy of Seller’s Due Diligence Materials (in electronic or paper form) and, with respect to copies of such Seller’s Due Diligence Materials held by accounting firms, brokers, securities firms or financial institutions, such firms may keep a copy or copies of such Seller’s Due Diligence Materials if required by policies and procedures implemented by such accounting firms, brokers, securities firms or financial institutions in order to comply with Applicable Laws, professional standards or reasonable business practice, and (ii) Purchaser and its representatives may retain Seller’s Due Diligence Materials to the extent it is “backed-up” on its or their (as the case may be) electronic information management and communications systems or servers, is not available to an end user without use of procedures for which end users are not typically trained and cannot be expunged without considerable effort. All Inspections shall be performed in accordance with all applicable laws.

4.2Matters Relating to Title.

4.2.1State of Title.  Purchaser acknowledges its receipt of a commitment for an ALTA owner’s title insurance policy from the Title Company for the Property dated February 18, 2019 as file number 190260 (the “Title Commitment”), together with legible copies of all title exception documents.  Purchaser may also obtain, at its own cost, the Survey during the Inspection Period.  Within ten (10) Business Days after the date of receipt by Purchaser of the Title Commitment and Survey (but in any event, five (5) Business days prior to the expiration of the Inspection Period), Purchaser may submit to Seller a written Notice from Purchaser (“Title Notice”) specifying any alleged defects in or objections to the title shown in the Title Commitment or any of the Survey.  Any matters to which Purchaser objects in the Title Notice shall constitute “Title Exceptions”, and any survey defects to which Purchaser objects in the Title Notice shall constitute “Survey Defects” (the Title Exceptions and Survey Defects shall collectively be referred to as the “Unpermitted Exceptions”).  Notwithstanding the foregoing, Seller agrees that the following shall constitute Unpermitted Exceptions regardless of whether actually objected to by Purchaser: (i) any mortgages, deeds of trust or other security interests for any financing and (ii) Taxes which constitute Title Exceptions which would be delinquent if unpaid at Closing; provided, however, that if any such Taxes are payable in installments, such obligation shall apply only to the extent such installments would be delinquent if unpaid at Closing. Seller shall notify Purchaser in writing within three (3) Business Days of receiving the Title Notice (the “Exception Cure Period”) whether Seller will cure any Unpermitted Exceptions set forth in the Title Notice and, if Seller elects to cure such Unpermitted Exceptions, Seller shall do so at its own expense (the failure to so notify Purchaser within such three (3) Business Days being deemed an election not to cure such Unpermitted Exceptions). Upon Purchaser’s failure to timely object, all matters shown on the Title Commitment or on the Survey shall thereafter be deemed a “Permitted Exception”.  Any matter which Seller elects or is deemed to have elected not to cure shall also be deemed a Permitted Exception unless Purchaser elects to terminate this Agreement by written notice to Seller within two (2) Business Days after Purchaser receives written notice of Seller’s election not to cure such objection or Seller is deemed to have elected not to cure such Unpermitted Exception.  If Seller elects to cure any or all of the Unpermitted Exceptions, but is unable to complete the cure of such Unpermitted Exceptions before Closing, Purchaser shall have the right, in its absolute discretion, to elect, upon written notice to Seller within two (2) Business Days of written notice from Seller that Seller is unable to cure such Unpermitted Exceptions, to either (A) proceed to the Closing in which event any such Unpermitted Exceptions shall be deemed to be Permitted Exceptions; or (B) to proceed pursuant to Section 4.2.2.  Failure by Purchaser to deliver the notice referred to in the immediately preceding sentence shall be deemed an election under (A) above and failure of Seller to cure or remove any Unpermitted Exception it has elected to cure or remove hereunder shall be an Event of Default.  Notwithstanding anything to the contrary in this Agreement, the Ground Lease, the 2005 Declaration and the 2007 Declaration shall be Permitted Exceptions.

4.2.2Failure of Title.  If on the Closing Date the Leasehold Interests and Improvements are not insurable or are subject to any Unpermitted Exceptions, Purchaser may elect, as its sole right and remedy, either (i) to take such title to such interests as can be conveyed, with no abatement of the Purchase Price (except for abatement to the extent of monetary liens of a definite, fixed and ascertainable amount not in excess of the Purchase Price), or (ii) to terminate this Agreement and proceed pursuant to Article 10 below.

4.2.3Updated Title Commitment and Survey.  If prior to Closing any update of the Title Commitment discloses any Title Exception which is not disclosed in a Title Commitment previously obtained by Purchaser and is not caused or created by Purchaser (a “New Title Exception”), or any update of the Survey obtained by Purchaser discloses any Survey Defect which is not disclosed in the Survey previously obtained by Purchaser (a “New Survey Defect”), Purchaser shall notify Seller of any objections thereto within three (3) Business Days of receipt of such Title Commitment (together with copies of all documents relating to such New Title Exception) or Survey.  If Purchaser sends such an objection, the Parties shall have the same rights and obligations with respect to such matters as apply to Unpermitted Exception under Section 4.2.1.  Seller will not, during the term of this Agreement, create or permit to exist any New Title Exception or New Survey Defect without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

4.2.4Title Policy.  At Closing, Seller shall use commercially reasonable efforts to cause the Title Company to issue an ALTA extended coverage owner’s title insurance policy to Purchaser insuring Purchaser as owner of good, marketable and indefeasible (i) leasehold title to the Leasehold Interest and (ii) fee title to the Improvements effective as of the Effective Date with liability in the amount of the Purchase Price subject only to the applicable Permitted Exceptions (the “Title Policy”).

4.2.5Conveyance of the Leasehold Interests and Improvements.  At Closing Seller shall convey the Leasehold Interests via the form of Assignment and Assumption of Ground Lease attached hereto as Exhibit 4.2.5 and the Improvements to Purchaser via the Deed, subject only to the Permitted Exceptions (provided, however, neither Assignment nor Deed shall list as a Permitted Exception any exception for any matters appearing solely on the Survey and not otherwise appearing in the public records of Johnson County, Kansas).

4.3Assignment and Assumption of Facility Contracts, Tenant Leases, and Transferred Licenses and Permits.  On the Closing Date, the Tenant Leases shall be assigned by Seller and assumed by Purchaser as of the Closing Date pursuant to the assignment and assumption agreement described in Section 8.3.4 and the Facility Contracts and Transferred Licenses and Permits shall be assigned by Seller and assumed by Purchaser as of the Closing Date pursuant to the assignment and assumption agreement described in Section 8.3.5.  Notwithstanding the foregoing, on or before the termination of the Inspection Period, Purchaser shall identify in writing to Seller (i) which Facility Contracts it agrees to assume, and (ii) any such Facility Contracts it does not agree to assume, and Seller shall retain such Facility Contracts as Retained Liabilities or terminate such disapproved Facility Contracts at its sole cost and expense as of the Closing Date.  Notwithstanding anything to the contrary, Purchaser shall not be responsible for the obligations under any Facility Contracts that it does not expressly approve in writing during the Inspection Period and assume in the assignment and assumption, all of which Facility Contracts shall constitute Retained Liabilities for purposes of this Agreement.

4.4Purchaser’s Election Whether or Not to Proceed.  If Purchaser determines in its sole discretion for any reason, or no reason at all, that it does not desire to acquire the Assets and Purchaser notifies Seller and the Escrow Agent of such determination in writing prior to the expiration of the Inspection Period, then the Deposit shall be returned to Purchaser, this Agreement shall be of no further force or effect, and the Parties hereto shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement). In any instance where Purchaser has the discretion to elect to terminate this Agreement, and in fact does elect to terminate this Agreement pursuant to this Article 4, Escrow Agent shall return the Deposit to Purchaser without further instructions, consent or written authorization by Seller.  This provision shall constitute the mutual escrow instructions to Escrow Agent and Escrow Agent shall be entitled and required to rely upon such instructions to return the Deposit to Purchaser without consent or further action by Seller.

4.5Indemnification.  Purchaser shall indemnify, save, insure pay, defend and hold harmless Seller’s Indemnitees in accordance with Article 12 from and against any Indemnification Loss incurred by Seller’s Indemnitee arising from or in connection with the Inspections (including, without limitation, any liens placed on the Assets or any other property owned by a Person other than Purchaser as a result of such Inspections), except (a) to the extent resulting from the gross negligence or willful misconduct of Seller’s Indemnitee or (b) for the discovery of any preexisting condition at the Property which is not exacerbated by Purchaser.

4.6No Representation or Warranty by Seller.  Purchaser acknowledges that, except as expressly set forth in the Seller’s Documents, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property or Seller’s Due Diligence Materials or the source(s) thereof.  Purchaser further acknowledges that, except as expressly set forth in the Seller’s Documents, some if not all of the Seller’s Due Diligence Materials were prepared by third parties other than Seller.  Except as expressly set forth in the Seller’s Documents, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Seller’s Due Diligence Materials, or in any other written or oral communications transmitted or made available to Purchaser.  Except as expressly set forth in the Seller’s Documents (including Seller’s representations and warranties in Section 5.1, which Seller acknowledges Purchaser has relied on) Purchaser shall rely solely upon its own investigation with respect to the Property and Assets, including, without limitation, the Property’s and Assets’ physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto.  Except as expressly set forth in the Seller’s Documents, Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Seller’s Due Diligence Materials and are providing the Seller’s Due Diligence Materials solely as an accommodation to Purchaser.

5.REPRESENTATIONS AND WARRANTIES

5.1Seller’s Representations and Warranties.  To induce Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, Seller hereby makes the representations and warranties in this Section 5.1, upon which Seller acknowledges and agrees that Purchaser is entitled to rely, and as of Closing shall provide a certificate reconfirming that all such representations and warranties remain true and correct as of the Closing Date, except as updated in accordance with Section 13.20.

5.1.1Organization and Power.  Seller is duly formed, validly existing, in good standing in the jurisdiction of its incorporation or formation, and is qualified to do business in the State of Kansas and has all requisite limited liability company power and authority to own the Leasehold Interests and conduct the business as currently owned and conducted on the Property.

5.1.2Authority and Binding Obligation.  (i) Seller has obtained the approval of its members of this Agreement and the transactions described herein and has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by it pursuant to this Agreement (such documents, together with this Agreement, collectively, the “Seller’s Documents”), and to perform all obligations required of it under each of Seller’s Documents; (ii) the execution and delivery by Seller of this Agreement and, when executed and delivered, the other Seller’s Documents, and the performance by

Seller of its obligations under this Agreement and, when executed and delivered, each of the other Seller’s Documents, have been duly and validly authorized by all necessary limited liability company action by Seller; and (iii) this Agreement and, when executed and delivered, the other Seller’s Documents constitutes, or will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with its and their terms, except to the extent Purchaser itself is in default hereunder or thereunder.

5.1.3Consent and Approvals; No Conflicts.  Subject to the recording of Seller’s Documents, as appropriate, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by Seller of any of Seller’s Documents, or the performance by Seller of any of its obligations under this Agreement or any of Seller’s Documents or the consummation by Seller of the transactions described in this Agreement, except to the extent such permit, authorization, consent or approval (a) has been or will be obtained by Seller prior to or at Closing or (b) obtaining such permit, authorization, consent or approval is Purchaser’s responsibility hereunder, and (ii) neither the execution and delivery by Seller of any of the Seller’s Documents, nor the performance by Seller of any of its obligations under any of the Seller’s Documents, nor the consummation by Seller of the transaction described in this Agreement, will: (A) violate any provision of Seller’s organizational or governing documents; (B) to Seller’s Knowledge, violate any Applicable Law; (C) result in a violation or breach of, or constitute a default under any material Facility Contract, or (D) result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.

5.1.4Condemnation.  Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting the Property, or any portion thereof.

5.1.5Compliance with Applicable Law.  Seller has not received any written notice of, any violation of any provision of Applicable Law with respect to the ownership, operation, use, maintenance or condition of the Property and to Seller’s Knowledge, no such violation exists, in each case which has not been cured or dismissed with prejudice.

5.1.6Litigation.  Except as set forth on Schedule 5.1.6, Seller has not (i) been served or threatened in writing with any court filing in any litigation with respect to any Assets in which Seller is named a party which has not been resolved, settled or dismissed or (ii) received written notice of any claim, charge or complaint from any Governmental Authority pursuant to any administrative, arbitration, or similar adjudicatory proceeding with respect to any Assets which has not been resolved, settled or dismissed.

5.1.7Taxes.  All Taxes which would be delinquent if unpaid at Closing will be paid in full or prorated at Closing as part of the Prorations pursuant to Article 9; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing.  Seller has not received any written notice for an audit or delinquency of any Taxes with respect to any Assets which has not been resolved or completed.  To Seller’s Knowledge, there are no outstanding unpaid municipal assessment notices against the Assets. Seller is not currently contesting any Taxes with respect to any Assets. All state and local Tax returns and Tax reports required to be filed by Seller with respect to the Assets on or before the date hereof have been timely filed with the appropriate governmental agencies.  All Taxes and other assessments and levies which Seller is required by law to withhold or to collect with respect to the Assets have been duly withheld and collected, and have been paid over to the proper governmental authorities and agencies to the extent due and payable. Other than extensions to file any Seller’s tax returns, there are no agreements by Seller for the extension of time for the assessment of any Tax.

5.1.8Licenses and Permits.  Schedule 5.1.8 sets forth a correct and complete listing of the material Licenses and Permits, and Seller has made, or will make, available to Purchaser a true and complete copy of the material Licenses and Permits.  Except as set forth in Schedule 5.1.8, Seller has not received any written notice from any Governmental Authority or other Person of (i) any violation, suspension, revocation or non-renewal of any Licenses and Permits with respect to the Property or the Assets that has not been cured or dismissed, or (ii) any failure by Seller to obtain any Licenses and Permits required for the Property or the operation of the business on the Property that has not been cured or dismissed.

5.1.9Ground Lease. To Seller’s Knowledge, the Ground Lease is in full force and effect and neither Seller nor Ground Lessor is in breach or default under any obligation thereunder, or any provision thereof.  Seller has received no written notice of default under the Ground Lease nor has Seller served upon Ground Lessor written notice of default by Ground Lessor under the Ground Lease. Other than the Ground Lease or Permitted Exceptions, there are no additional agreements between Seller and Ground Lessor that will be binding on Purchaser after the Closing. Seller has provided to Purchaser a true, correct, and complete copy of the Ground Lease and all amendments thereto. Seller is the current tenant under the Ground Lease.

5.1.10Tenant Leases.  Schedule 2.2.5 sets forth a true, correct and complete copy of the list of the Tenant Leases and rent roll with respect to the Tenant Leases prepared by Seller’s property manager and relied upon by Seller in the ordinary course of its business operations with respect to the Property, and Seller has made available to Purchaser for review a copy of each of the Tenant Leases in Seller’s possession, which are true, correct and complete copies of the Tenant Leases in all material respects. Neither Seller nor, to Seller’s Knowledge, any tenant is in breach or default of any Tenant Leases and Seller has not given nor received any written notice of any breach or default under any of the Tenant Leases which has not been cured.  No rents due under any of the Tenant Leases are presently assigned, hypothecated or encumbered by Seller, other than in connection with any mortgage encumbering the Property which shall be satisfied prior to or in connection with the Closing.  Except as set forth in Schedule 2.2.5, there are no outstanding Leasing Costs, in each case in connection with the current term of occupancy or any extension thereof of tenants under the Tenant Leases.  Except as set forth on Schedule 2.2.5, no rent under any of the Tenant Leases has been prepaid (except for rental for the current month and payments that are required to be made in advance pursuant to the terms and provisions of the Tenant Leases and except for prepayments set forth in the Tenant Leases).  No tenant has notified Seller in writing of its intent to terminate its Tenant Lease prior to expiration of the term of such Tenant Lease.  Prior to Closing, Seller will deliver to Purchaser an updated rent roll signed by a representative of Seller which shall contain updated information prepared by Seller’s property manager, current as of no earlier than five (5) Business Days prior to Closing and shall replace the rent roll attached hereto as part of Schedule 2.2.5 for all purposes under this Agreement; provided, however, that the foregoing shall in no way limit Purchaser’s rights in the event that the rent roll attached hereto as part of Schedule 2.2.5 is not true, correct and complete as of the date of this Agreement. Seller does not hold any letters of credit or other security under any of the Tenant Leases other than in the form of a cash security deposit.

5.1.11Possession.  Except pursuant to the Permitted Exceptions, Tenant Leases, and Facility Contracts, no Person other than Seller has any license, lease or other right pursuant to an agreement signed by or on behalf of Seller or Seller’s property manager relating to the use or possession of the Property or any part thereof.

5.1.12Purchase Rights.  There are no options or other agreements of any kind, whereby any Person other than Purchaser will have acquired or has any right to acquire title or interest to all or any portion of the Assets, and there are no purchase contracts, options or other agreements of any kind, whereby any Person has any right to acquire title or interest to all or any portion of the Assets, except for the rights of first refusal held collectively by Ground Lessor and Las Encinas Hospital, a California corporation, as the “Hospital Parcel Owner” under each of the 2005 Declaration and the 2007 Declaration (the “ROFR”).

5.1.13Facility Contracts.  Schedule 2.2.7 sets forth a true, correct and complete list of the Facility Contracts.  The copies heretofore delivered to Purchaser are true, correct and complete in all material respects.  Except as set forth on Schedule 2.2.7, Seller has neither given nor received any written notice of any breach or default under any of the Facility Contracts which has not been cured and, to Seller’s Knowledge, no party to the Facility Contracts is in breach or default under any material obligation thereunder or any provisions thereof and each of the Facility Contracts is in full force and effect in accordance with its terms.  With respect to any Persons whose consent is required as a condition to

Seller’s assignment of the Facility Contracts to Purchaser at Closing, Seller covenants to employ diligent, good faith efforts to obtain such consent(s) in writing (in a form reasonably acceptable to Purchaser) prior to the Closing Date.

5.1.14Bankruptcy.  Seller is not insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and Seller is able to repay its debts as they become due.  Seller has not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal and Seller has not been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency.  Seller has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and Seller has not made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the date hereof.

5.1.15Construction Contracts.  There are no outstanding contracts made by Seller for the construction or repair of any Improvements, and Seller shall discharge and have released of record or bonded all mechanic’s, builder’s or materialman’s liens, if any, arising from any labor or materials furnished to any portion of the Property prior to the Closing to the extent any such lien is not bonded over pursuant to Applicable Law and to Purchaser’s reasonable satisfaction.

5.1.16Insurance Policies.  Seller has not received written notice from any insurance carrier of defects or inadequacies in the Assets which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.  Seller shall maintain uninterrupted insurance coverage through the Closing Date.

5.1.17Environmental Condition of Property.  To Seller’s Knowledge, there are no underground storage tanks on the Property and the Property does not contain any Hazardous Materials (other than any Hazardous Materials situated at the Property in the Ordinary Course of Business or the ordinary course of business of any tenant or other occupant of the Property which are stored, held, used and disposed of in compliance with Environmental Laws) and there are no Environmental Claims, Environmental Liabilities or violations of Environmental Laws in respect of the Property.

5.1.18Management Agreements.  As of the Closing Date, there will be no management agreements with respect to the Assets other than the Seller’s existing management agreement for the Assets, for which a termination notice shall be delivered and effective as of the Closing Date.

5.1.19Compliance with Of-Record Matters.  Seller has not received, nor given, any written notice, nor does Seller have any Knowledge, of any material violation of any easement, restriction, covenant, declaration or other matter of record which has not been cured or dismissed and there exists no breach or default with respect to any such matter.

5.1.20Finders and Investment Brokers.  Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transactions contemplated by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions contemplated by this Agreement.

5.1.21Foreign Person.  Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

5.1.22Financial Statements.  The profit and loss statements for the Property for the years ended December 2016, December 2017 and December 2018 and year to date financial statements from January 2019 have been provided to Purchaser and: (i) are true and complete copies of the profit and loss statements for such periods prepared by Seller’s property manager and submitted to Seller in the ordinary course of its business operations with respect to the Property; and (ii) to Seller’s Knowledge, present fairly, in all material respects, the operation results of the Property for the periods covered by such income statements, subject to standard year-end adjustments for any year to date income statements and financial notes and qualifications to such statements.  No later than five (5) Business Days prior to Closing, Seller will deliver to Purchaser true, correct and complete copies of the most recent available profit and loss statements prepared by Seller’s property manager and submitted to Seller in the ordinary course of its business operations with respect to the Property.

5.1.23Intellectual Property.  To Seller’s Knowledge, Seller does not own, license or control any Intellectual Property in connection with the Property, including without limitation the name “Overland Park Medical Office Building”.  Seller has not received written notification of any claims or actions by any party disputing or challenging Seller’s right to use the name “Overland Park Medical Office Building” or any variation thereof.

5.1.24Prohibited Persons and Transactions.  Seller and, to Seller’s Knowledge, each Person owning a direct or indirect interest in Seller is (i) currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of Office of Foreign Assets Control (“OFAC”)  (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the

“OFAC List”)) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto, (ii) not currently identified on any OFAC List, and (iii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States.  None of the funds or other assets of Seller constitute property of, or, to Seller’s Knowledge, are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined).  To Seller’s Knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly).  The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment is prohibited by law or is in violation of law.

5.1.25Restriction of Access.  Seller has no Knowledge of any current federal, state, county or municipal plans to materially restrict or materially change access to any part of the Property from any highway or road leading directly to or abutting any part of the Property.

5.1.26Title to Personal Property.  Seller has good and valid title to all tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing (subject, in the case of computer hardware, telecommunications and information technology systems, to the terms of any applicable license agreement set forth on Schedule 2.2.4).

5.1.27Employees.  Seller does not have, and has never had, any employees, and no Persons are employed by Seller in connection with the Property.

5.2Purchaser’s Representations and Warranties.  To induce Seller to enter into this Agreement and to consummate the transactions described in this Agreement, Purchaser hereby makes the representations and warranties in this Section 5.2, upon which Purchaser acknowledges and agrees that Seller are entitled to rely, and as of Closing shall provide a certificate reconfirming that all such representations and warranties remain true and correct as of the Closing Date, except as updated in accordance with Section 13.20.

5.2.1Organization and Power.  Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing in the jurisdiction of its incorporation or formation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

5.2.2Authority and Binding Obligation.  Purchaser has full power and authority to execute and deliver this Agreement and to perform all obligations of Purchaser arising under this Agreement.  Subject to Purchaser obtaining approval from its Investment Committee during the Inspection Period, Purchaser has full power and authority to execute and deliver all other documents to be executed and delivered by Purchaser pursuant to this Agreement (such documents, together with this Agreement, collectively, the “Purchaser’s Documents”), and to perform all obligations of Purchaser arising under each of Purchaser’s Documents.  The execution and delivery by the signer on behalf of Purchaser of this Agreement and, when executed and delivered, each of the other Purchaser’s Documents, and the performance by Purchaser of its obligations under this Agreement, and when executed and delivered, each of the other Purchaser’s Documents, has been, or will be, duly and validly authorized by all necessary actions by Purchaser.  This Agreement and, when executed and delivered, each of the other Purchaser’s Documents, constitutes, or will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their terms, except to the extent Seller is in default thereunder.  Unless Purchaser terminates this Agreement prior to the end of the Inspection Period as provided for herein, following the expiration of the Inspection Period, Purchaser shall be deemed to have represented that it has obtained all necessary Investment Committee approvals.

5.2.3Consents and Approvals; No Conflicts.  No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of this Agreement or the performance by Purchaser of any of its obligations under this Agreement.  Other than approval by Purchaser’s Investment Committee referenced in Section 5.2.2. above, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of any of Purchaser’s Documents, the performance by Purchaser of any of its obligations under any of Purchaser’s Documents, or the consummation by Purchaser of the transactions contemplated by any of Purchaser’s Documents.  Upon receipt of Investment Committee approval by Purchaser, neither the execution and delivery by Purchaser of any of Purchaser’s Documents, nor the performance by Purchaser of any of its obligations under any of Purchaser’s Documents, nor the consummation by Purchaser of the transactions described in this Agreement, will: (A) violate any provision of the organizational or governing documents of Purchaser; (B) violate any Applicable Law to which Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any material contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject.

5.2.4Finders and Investment Brokers.  Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transactions described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement.

5.2.5Prohibited Persons and Transactions.  Purchaser and, to Purchaser’s Knowledge, each Person owning a direct or indirect interest in Purchaser is (i) currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of OFAC (including those named on any OFAC List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto, (ii) not currently identified on any OFAC List, and (iii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States.  None of the funds or other assets of Purchaser constitute property of, or, to Purchaser’s Knowledge, are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined).  To Purchaser’s Knowledge, no Embargoed Person has any interest of any nature whatsoever in Purchaser (whether directly or indirectly).

6.COVENANTS

6.1Confidentiality.

6.1.1Disclosure of Confidential Information. Prior to Closing, the Parties acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed in Seller’s Due Diligence Materials, Purchaser’s Due Diligence Reports or any other documents, materials, data or other information with respect to the Assets which is not generally known to the public shall be confidential; provided, that each Party may disclose information about the transaction and information it receives during its investigation of the Property (i) to the extent already within the public domain, (ii) to the extent it is a Required Disclosure, and (iii) consistent with Purchaser’s standard business practice in connection with public filings. Notwithstanding the foregoing, (a) Purchaser may reveal and deliver Seller’s Due Diligence Materials, Purchaser’s Due Diligence Reports, and all other documents, information, and materials concerning the Property and transaction contemplated by this Agreement to its agents, representatives, lenders, potential lenders, investors, principals, Affiliates, potential managers and such other Persons whose assistance is necessary or desirable to consummate the transactions described in this Agreement, and (b) Purchaser shall not be obligated to keep confidential any information or materials Purchaser obtains from sources other than Seller or its representatives or that Purchaser develops on its own without the use of Seller’s confidential information. Nothing herein shall restrict or limit Seller or Purchaser from communicating with tenants, lenders, contract parties, owners associations, or government officials or bodies in connection with obtaining estoppels or other required consents or approvals, in connection with Purchaser’s due diligence pursuant to this Agreement or as may be reasonably necessary to consummate the transactions contemplated under this Agreement, or Purchaser from contacting

Seller’s company officials, property engineers and architects, and other third-party consultants assisting Purchaser in its investigation of the Assets, subject to Section 6.1.3.  Nothing herein shall restrict or limit Seller from communicating the existence and progress of the transactions contemplated by this Agreement to their lenders.

6.1.2Public Announcements.  Prior to Closing, no Party shall have the right to make a public announcement regarding the transactions described in this Agreement without the prior approval of the other Party.  Notwithstanding the foregoing, Seller and Purchaser shall approve the timing, form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed, except to the extent such disclosure is a Required Disclosure, in which case no such approval by any other Party shall be required. Following Closing, each Party shall have the right to make a public announcement regarding the transactions described in this Agreement without the necessity of approval by the other Party, except as otherwise provided in the following sentence.  Notwithstanding anything in this Section 6.1.2 to the contrary, at any time prior to or following Closing, (i) no public announcement or public filing may include the identity of the other Party or the Purchase Price without the prior consent of the other Party in its sole and absolute discretion, unless the identity of such Party or the Purchase Price has been or is required to be disclosed pursuant to Applicable Law or other Required Disclosure, and (ii) in connection with any Required Disclosure, the disclosing Party shall use commercially reasonable efforts to seek confidential treatment of any information as requested by the other Party.

6.1.3Communication with Governmental Authorities.  Purchaser and its representatives and consultants shall have the right to review building department, health department and other local Governmental Authority records with respect to the Assets and the operation of the Property and request written or verbal confirmation of zoning and any other compliance by the Assets with any Applicable Law.  Purchaser and its representatives and consultants shall have the right to contact Governmental Authorities to pursue the issuance of any Licenses and Permits desired by Purchaser.  Following the expiration of the Inspection Period, Purchaser and its representatives and consultants shall have the right to communicate with any Governmental Authority or any official, employee or representative thereof, involving any matter with respect to the Property or the Assets.

6.2IT Systems.  With respect to any Personal Property consisting of computer hardware, telecommunications and information technology systems, Seller shall provide Purchaser with a contact name and telephone number of the applicable licensor, vendor or supplier for such Personal Property, and (i) Purchaser and Seller shall cooperate in obtaining any consents or approvals necessary for the assignment or transfer of such Personal Property from Seller to Purchaser, or a new license for such Personal Property (as the case may be), and (ii) Seller shall pay any fees or expenses charged by the licensor, vendor or supplier of such Personal Property in respect of such assignment or transfer or new license (as the case may be).  The provisions of this Section 6.2 shall survive the Closing.

6.3Conduct of the Operations of the Property.

6.3.1Operation, Maintenance and Repair in Ordinary Course of Business.  From the Effective Date until Closing or earlier termination of this Agreement, Seller shall conduct the operations of the Property in the Ordinary Course of Business including, without limitation, (i) performing maintenance and repairs to the Property and the Assets in the Ordinary Course of Business; (ii) maintaining insurance coverage consistent with Seller’s risk management policies in place as of the date hereof; and (iii) replacing and/or repairing Personal Property in the Ordinary Course of Business.  Seller shall maintain the Assets in accordance with the Ordinary Course of Business (such obligation to include the maintenance of Seller’s casualty and liability insurance policies in the Ordinary Course of Business), subject to reasonable wear and tear and further subject to destruction by casualty or eminent domain.  Purchaser shall have the right to inspect the Assets prior to Closing to determine if any Seller has breached the covenants of such Seller in this Section 6.3.1.  Seller in all material respects shall comply with the terms conditions and requirements under the Facility Contracts, Tenant Leases, and Licenses and Permits, and shall continue to make all payments due thereunder prior to delinquency (whether or not Purchaser shall assume the same).  Seller shall not sell, remove or otherwise dispose of any Assets other than the removal or disposal of worn out or obsolete Personal Property in the Ordinary Course of Business.

6.3.2Facility Contracts, Tenant Leases and Licenses and Permits.  From the expiration of the Inspection Period until Closing or earlier termination of this Agreement, Seller shall not, (i) without Purchaser’s prior written consent in its sole discretion, amend, extend, renew or terminate any of the existing Facility Contracts, Tenant Leases or Licenses and Permits, or (ii) without Purchaser’s prior written consent in its sole discretion, procure or enter into any new contract that will be binding on Seller or the Property after the Closing, or any new tenant leases or licenses or permits; provided, that in the event of an emergency involving the threat of material damage or injury to the Property, the Assets or individuals, Seller may enter into Facility Contracts to remediate or address such damage or injury without Purchaser’s consent, to the extent such Facility Contracts will not bind Purchaser following Closing and Seller notifies Purchaser that such Facility Contract has been executed as soon as reasonably practicable.  Promptly following the execution thereof, and in any event no later than three (3) Business Days prior to the expiration of the Inspection Period, Seller shall deliver to Purchaser true, correct and complete copies, in all material respects, of all amendments, extensions, renewals or terminations of the existing Facility Contracts, Tenant Leases or Licenses and Permits, and any new Facility Contracts, Tenant Leases or Licenses and Permits, in each case entered into during the Inspection Period.

6.3.3Title.  From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not create or permit any new Title Exception with respect to the all or any portion of the Property.

6.4Tax Contests.

6.4.1Taxable Period Terminating Prior to Closing Date.  Seller shall not commence any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date.

6.4.2Taxable Period Including the Closing Date.  Either Party shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date, upon ten (10) days written notice to the other Party, following which the Party receiving such notice shall not have the right to contest such Taxes.  Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser (subject to the terms of the Tenant Leases) as of the Closing Date, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party.  This Section 6.4.2 shall survive the Closing until the date which is [***] after the Closing Date.

6.4.3Cooperation.  Seller and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes.  This Section 6.4.3 shall survive the Closing until the date which is [***] after the Closing Date.

6.5Notices and Filings.  Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Facility Contracts, the Ground Lease, Tenant Leases, or Licenses and Permits and to effect any required registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Assets.  This Section 6.5 shall survive the Closing until the date which is [***] after the Closing Date.

6.6Further Assurances.  From the Effective Date until the Closing or termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions described in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable Law.  After Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated in this Agreement.  The immediately preceding sentence of this Section 6.6 shall survive the Closing until the date which is [***] after the Closing Date.

6.7Estoppel Certificates.  Seller shall use commercially reasonable efforts to obtain estoppel certificates (the “Third-Party Estoppels”) and deliver the same to Purchaser at least three (3) Business Days prior to the Closing Date from, the following: (i) tenant estoppels from Mid-American Physician Services and a sufficient number of other tenants at the MOB such that estoppel certificates shall have been received with respect to not less than [***] of the total net rentable square footage of the MOB covered by Tenant Leases in effect as of the Closing, each of which tenant estoppel shall be in substantially the same form as obtained by Seller upon Seller’s acquisition of the Assets, copies of which have been provided to Purchaser by Seller, and (ii) a landlord estoppel from Ground Lessor in substantially the same form as obtained by Seller upon Seller’s acquisition of the Assets, a copy of which has been provided to Purchaser, which, in each case, do not disclose a default or breach by Seller under the applicable lease and which do not conflict with the representations and warranties of Seller set forth in this Agreement (collectively, the “Required Third-Party Estoppels”).  Seller shall additionally use good faith efforts to obtain prior to Closing Third Party Estoppels from (w) the “Association” under the certain Private Agreement and Deed Restrictions recorded at Book 4878, Page 219, as amended by the certain First Amendment to Private Agreement and Deed Restrictions recorded at Book 4993, Page 376, both recorded in the Register of Deeds, Johnson County, Kansas, (x) each declarant under the 2005 Declaration and the 2007 Declaration, (y) all other tenants at the MOB, in substantially the same form as obtained by Seller upon Seller’s acquisition of the Assets, copies of which have been provided to Purchaser by Seller, and (z) any other third party reasonably required by Purchaser as a result of its due diligence regarding the Assets. Seller agrees that Purchaser’s draft tenant estoppel from Mid-America Surgery Institute, LLC may include language which grants a royalty and cost-free license to Purchaser (or its assignee) for the use of the name “Mid America Surgery Institute” in marketing materials, U.S. Securities and Exchange Commission filings, and other similar public notices and filings, but Seller does not warrant or agree that any such license will be approved by Mid-America Surgery Institute, LLC.  In no event shall Seller be in default hereunder for its failure to obtain any or all of the Third-Party Estoppels (so long as Seller used commercially reasonable efforts to obtain such Third-Party Estoppels), but the delivery of the Required Third-Party Estoppels shall be a condition precedent to Purchaser’s obligation (which may be waived by Purchaser in writing specifically waiving such requirement) to acquire the Assets.  If, after using commercially reasonable efforts, Seller cannot cause any applicable counterparty to execute a Required Third-Party Estoppel reasonably acceptable to Purchaser and acceptable to Purchaser’s lender at least three (3) Business Days prior to the Closing Date, Seller may, upon written notice to Purchaser, extend the Closing Date for up to thirty (30) days to allow

Seller additional time to obtain such Required Third-Party Estoppel, as applicable.  If Seller cannot cause such applicable counterparties to execute the Required Third-Party Estoppels at least three (3) Business Days prior to the Closing Date (as the same may have been extended pursuant to the previous sentence), Purchaser shall have the right to either (i) terminate this Agreement by delivering written notice to Seller of its election of the same, or (ii) proceed to the Closing notwithstanding Seller’s failure to deliver the missing Required Third-Party Estoppels, in which event Seller shall provide an estoppel certificate for any Tenant Lease or Ground Lease for which Seller failed to obtain an executed Required Third-Party Estoppel. If Purchaser terminates this Agreement in accordance with the foregoing, the Deposit shall be promptly delivered to Purchaser, and, provided that Seller used good faith, commercially reasonable efforts to comply with the terms of this Section, thereafter neither Party shall have any further rights or obligations hereunder, except as specifically provided in this Agreement.

6.8Exclusivity. Seller covenants and agrees to refrain, and to cause its directors, officers, agents, employees, Affiliates, attorneys, accountants, financial advisers or other representatives to refrain, during the term of this Agreement from, directly or indirectly, making, accepting, encouraging, soliciting, initiating, entertaining, substantively reviewing or participating in any negotiations or discussions with respect to any offer or proposal (formal or informal, oral, written or otherwise) to sell, finance, lease or contribute the Property or the Assets or any portion thereof or any interest therein, either directly or indirectly, and will deal exclusively with Purchaser in good faith toward the completion of the transaction contemplated herein unless this Agreement shall be terminated as provided herein.

6.9Bulk Sales.  Seller, at no expense to Purchaser, shall comply with all applicable “bulk sales laws” in a timely manner, taking into account the timing of the Closing.

6.10Licenses and Permits. Purchaser shall be responsible for obtaining the transfer of all Licenses and Permits (to the extent transferable) or the issuance of new licenses and permits. Purchaser shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits as of the Closing, and Seller shall use commercially reasonable efforts to cooperate with Purchaser to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to Purchaser.

6.11ROFR Affidavit.  Prior to the expiration of the Inspection Period, Seller shall agree on a form of ROFR Affidavit that is acceptable to the Title Company and reasonably acceptable to Purchaser, and shall satisfy any other requirements of the Title Company with respect to the ROFR necessary to cause the Title Company to issue the Title Policy on the Closing Date with no exception for the ROFR, unless the ROFR Waiver is received prior to the expiration of the Inspection Period.

7.CLOSING CONDITIONS

7.1Purchaser’s Closing Conditions.  Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing (or such other time as specified below) of the following conditions precedent (the “Purchaser’s Closing Conditions”):

7.1.1Seller’s Closing Deliveries.  All of the Seller’s Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow, to be delivered to Purchaser at the Closing.

7.1.2Representations and Warranties.  The representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing (or as such other date to which such representation and warranties expressly were made).

7.1.3Covenants and Obligations.  The covenants and obligations of Seller in this Agreement shall have been performed in all material respects.

7.1.4Title Policy.  The Title Company shall have irrevocably committed to issue the Title Policy pursuant to Section 4.2.4 with all standard exceptions deleted, all requirements for issuance of each such Title Policy satisfied and deleted, with all endorsements reasonably required by Purchaser.

7.1.5Change in Environmental Condition of Property.  No event shall have occurred following the Effective Date and prior to the Closing Date which would result in a violation of any Environmental Law.

7.1.6Adverse Proceedings.  No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.1.7Adverse Law.  No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.1.8Estoppel Certificates. Seller shall have delivered or caused to be delivered all executed Required Third-Party Estoppels as required by Section 6.7 hereof.

7.1.9Ground Lessor Actions. Ground Lessor shall have consented in writing to the assignment of the Ground Lease by Seller to Purchaser (which consent shall be in a form reasonably approved by Purchaser). Additionally, prior to the expiration of the Inspection Period, Seller shall have either (i) obtained from Ground Lessor and Las Encinas Hospital, a California corporation, a written waiver of the ROFR with respect to the transaction contemplated by this Agreement (a “ROFR Waiver”), or (ii) if said parties have not exercised the ROFR within the time periods set forth in the 2005 Declaration and 2007 Declaration, respectively, provided an affidavit in form and substance satisfactory to the Title Company and reasonably satisfactory to Purchaser, and satisfied any other requirements of the Title Company with respect to the ROFR necessary to cause the Title Company to issue the Title Policy on the Closing Date with no exception for the ROFR (collectively, the “ROFR Affidavit”).

7.1.10Guaranty. Seller shall have caused Guarantor to execute the Guaranty.

7.2Failure of Any Purchaser’s Closing Condition.  Subject to Section 6.7, if any of Purchaser’s Closing Conditions is not satisfied at Closing (a “Purchaser’s Closing Condition Failure”), and Seller fails to cure such condition failure within five (5) days after written notice is delivered by Purchaser to Seller (excepting a  failure to deliver Seller’s Closing Deliveries at Closing for which there shall be no notice or cure period) then Purchaser shall have the right (unless such Purchaser’s Closing Condition Failure was within the control of Purchaser), in Purchaser’s absolute discretion, to either (i) terminate this Agreement by providing written notice to Seller, in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) waive in writing the Purchaser’s Closing Condition and complete the transactions set out herein, in which event Seller shall have no liability for any Purchaser’s Closing Condition Failure.

7.3Seller’s Closing Conditions.  Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent, as applicable (the “Seller’s Closing Conditions”):

7.3.1Receipt of the Purchase Price.  Purchaser shall have (i) paid to Seller or deposited with Escrow Agent with written direction to disburse the same to Seller, the Purchase Price (as allocated, and as adjusted for Prorations pursuant to Article 9) and (ii) delivered written direction to Escrow Agent to disburse the Deposit to Seller.

7.3.2Purchaser’s Closing Deliveries.  All of Purchaser’s Closing Deliveries shall have been delivered to Seller or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Seller at the Closing.

7.3.3Representations and Warranties.  The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

7.3.4Covenants and Obligations.  The applicable covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects.

7.3.5Adverse Proceedings.  No litigation or other court action shall have been commenced by a third-party seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.3.6Adverse Law.  No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.3.7Ground Lessor Actions. Ground Lessor shall have consented in writing to the assignment of the Ground Lease by Seller to Purchaser (which consent shall be in a form reasonably approved by Purchaser). Additionally, prior to the expiration of the Inspection Period, Seller shall have either (i) obtained the ROFR Waiver, or (ii) provided the ROFR Affidavit.

7.4Failure of Seller’s Closing Conditions.  If any of Seller’s Closing Conditions is not satisfied at Closing (a “Seller’s Closing Condition Failure”), and Purchaser fails to cure such condition failure within five (5)  days after written notice from Seller to Purchaser of such failure (excepting a failure to deliver the Purchase Price or Purchaser Closing Deliveries at Closing for which there shall be no cure period) then Seller shall have the right, in Seller’s absolute discretion (unless such Seller’s Closing Condition Failure was within the control of Seller), to either (i) terminate this Agreement by providing written notice to Purchaser, in which case the Deposit shall be disbursed to Seller in accordance with Section 3.2.5 (unless such termination is as a result of Seller’s Closing Condition under Sections 7.3.5, 7.3.6 or 7.3.7, in which case the Deposit shall be returned to Purchaser) and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive the termination, or (ii) waive in writing the Seller’s Closing Condition and complete the transactions set out herein, in which event Purchaser shall have no liability for any Seller’s Closing Condition Failure.

8.CLOSING

8.1Closing Date.  If both Purchaser’s Closing Conditions and Seller’s Closing Conditions have been satisfied pursuant to Article 7, and subject to any Purchaser’s or Seller’s extension rights as set forth in this Agreement, the closing of the transactions described in this Agreement (the “Closing”) shall occur on the date which is thirty (30) days following the expiration of the Inspection Period or such earlier date as may be agreed by the Parties.  The Parties shall accomplish the Closing “by mail” with Escrow Agent (the “Closing Escrow”).

8.2Closing Escrow.  In connection with closing this transaction via a Closing Escrow, prior to or at the Closing, the Parties may enter into any supplemental escrow instructions as may be desired by Seller, Purchaser and Escrow Agent with respect to the Closing Escrow in form and substance reasonably acceptable to Seller, Purchaser and the Escrow Agent (together, the “Closing Escrow Agreement”) which shall not in any event be in contravention of the terms and conditions of this Agreement.  The Closing Escrow Agreement shall provide that (a) the Purchase Price to be paid by Purchaser pursuant to Section 3.3 shall be deposited with Escrow Agent, (b) all of the documents required to be delivered by Seller and Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (c) at Closing, the Purchase Price (as adjusted pursuant to Article 9) and the Deposit shall be disbursed to Seller and the documents deposited into the Closing Escrow shall be delivered to Seller and Purchaser (as the case may be) pursuant to the Closing Escrow Agreement.

8.3Seller’s Closing Deliveries.  At Closing, Seller shall deliver or cause to be delivered to Purchaser, or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing, or (with the approval of Purchaser, acting reasonably) otherwise to be delivered or made available to Purchaser upon Closing, all of the following documents, each of which shall have been duly executed by the Seller and acknowledged (if required), and other items, set forth in this Section 8.3 (the “Seller’s Closing Deliveries”), as follows:

8.3.1Closing Certificate.  A closing certificate substantially in the form attached hereto as Exhibit 8.3.1.

8.3.2Deed.  A special warranty deed (the “Deed”) with respect to the Improvements located on the Property (only) substantially in the form attached hereto as Exhibit 8.3.2, conveying all of such Improvements to Purchaser, free and clear of all liens restrictions and encumbrances, subject only to Permitted Exceptions.

8.3.3Bill of Sale.  A Bill of Sale with respect to the Property substantially in the form attached hereto as Exhibit 8.3.3, transferring the Fixtures, Personal Property, Plans and Specifications, Warranties, Intangible Assets, Books and Records and all other assets, rights, and interest of Seller in and to the Property, not constituting Excluded Assets to Purchaser.

8.3.4Assignment and Assumption of Ground Lease and Tenant Leases.  For the Ground Lease, an Assignment and Assumption of Ground Lease in substantially the form attached hereto as Exhibit 4.2.5 and for each of the Tenant Leases, an Assignment and Assumption of Tenant Leases in substantially the form attached hereto as Exhibit 8.3.4 transferring Seller’s interest as landlord thereunder to Purchaser.

8.3.5Assignment and Assumption of Facility Contracts and Licenses and Permits.  An Assignment and Assumption of Facility Contracts and Transferred Licenses and Permits with respect to the Property substantially in the form attached hereto as Exhibit 8.3.5, assigning the Facility Contracts and Transferred Licenses and Permits to Purchaser;

8.3.6Assignment and Assumption of Intellectual Property.  An Assignment and Assumption of Intellectual Property with respect to the Property substantially in the form attached hereto as Exhibit 8.3.6 assigning the Intellectual Property to Purchaser.

8.3.7Guaranty. The Guaranty executed by the Guarantor.

8.3.8ROFR.  The ROFR Waiver executed by Ground Lessor and Las Encinas Hospital, a California corporation, or the ROFR Affidavit executed by Seller.

8.3.9Title Requirements.  Such agreements, affidavits or other documents as may be reasonably and customarily required by the Title Company from Seller and reasonably approved by Seller to issue the Title Policy, including an affidavit from Seller in favor of the Title Company which shall be sufficient to delete the standard exceptions from the Title Policy.  Additionally, Seller agrees to use commercially reasonable efforts to obtain such other documents as may be required by the Title Company to issue a Title Policy without exception for the ROFR as to the sale and purchase contemplated by this Agreement.

8.3.10Other Declarations.  Any transfer tax declarations or other documents required under Applicable Law in connection with the conveyance of the Assets.

8.3.11FIRPTA Certificates.  An affidavit from Seller with respect to compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code Sec. 1445, as amended) and the regulations issued thereunder and any similar state tax requirements.

8.3.12Closing Statement.  The Closing Statement prepared pursuant to Section 9.1.

8.3.13Authority Documents. Such resolutions, and incumbency certificates as required by the Title Company to evidence the capacity and authority of any Person signing on behalf of Seller.

8.3.14Tenant Notices.  Executed written notices, to be delivered post-Closing by Purchaser, from Seller to each tenant under the Tenant Leases advising such tenants of the transaction.

8.3.15Possession and Keys.  Possession of the Property free and clear of all parties in possession, except tenants in possession pursuant to the Tenant Leases or as set forth in the Permitted Exceptions, and duplicates of or access information for all keys, codes and other security devices relating to the Improvements and the Property in Seller’s possession or control.

8.3.16Property Related Deliveries.  On the Closing Date, (1) originals, or copies if originals are not available, of the Ground Lease and Tenant Leases; and (2) in addition, to the extent the foregoing have not heretofore been delivered to Purchaser, Seller shall cause to be delivered to Purchaser:  (i) any Plans and Specifications for the Improvements in Seller’s possession or control; (ii) all Warranties which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements; (iii) originals, or copies if originals are not available, of all Facility Contracts that will be assigned to Purchaser and remain in effect after Closing; (v) copies of all Transferred Licenses and Permits; (vi) copies of all Books and Records, whether kept in paper or electronic form; (vii) duplicates of all keys and lock combinations relating to the Assets and (ix) copies of all other materials necessary for the continuity of operations at the Property, together with all files, advertising and promotional information and materials.

8.3.17Other Documents.  Such other documents and instruments as may be reasonably requested by the Title Company in order to consummate the transactions described in this Agreement.

8.4Purchaser’s Closing Deliveries.  At Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller all of the following, each of which, to the extent applicable, shall have been duly executed by Purchaser and acknowledged (if required), and other items set forth in this Section 8.4 (the “Purchaser’s Closing Deliveries”):

8.4.1Purchase Price.  The Purchase Price (as adjusted for Prorations pursuant to Article 9 and with respect to the Deposit) in the form of immediately available funds delivered by wire transfer, to be paid by Purchaser.

8.4.2Disbursement Letter.  A letter of direction or email to Escrow Agent directing Escrow Agent to disburse the Deposit to Seller.

8.4.3Closing Certificate.  A closing certificate substantially in the form attached hereto as Exhibit 8.4.3.

8.4.4Counterpart Execution Documents.  A counterpart of each of the documents and instruments to be delivered by Seller under Section 8.3 which require execution by Purchaser;

8.4.5Other Documents.  Such other documents and instruments as may be reasonably requested by the Title Company in order to consummate the transactions described in this Agreement.

9.PRORATIONS AND EXPENSES

9.1Closing Statement.  No later than the day prior to Closing, the Parties shall jointly prepare or cause the Escrow Agent to prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement.  The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and Prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be re-prorated after the Closing as expressly set forth in Section 9.2.

9.2Closing and Other Costs, Adjustments and Prorations.  The Closing costs shall be allocated and other closing adjustments and prorations made between Seller and Purchaser as follows:

9.2.1Seller Closing Costs. Seller shall be charged with the following items, all of which shall be paid by Seller at the Closing, and if and only if the Closing occurs: [***].

9.2.2Purchaser Closing Costs. Purchaser shall be charged with the following items in addition to the Purchase Price payable to Seller at Closing: (i) fees and expenses of Purchaser’s counsel: [***].

9.2.3Proration of Income and Expenses.  All income and expenses (including prepaid expenses) with respect to the Assets shall be prorated on a daily basis between Seller and Purchaser (the “Prorations”) as of 11:59:59 p.m. local time for the Property on the date immediately preceding the Closing Date (the “Proration Date”). In accordance with the terms of this Section 9.2.4, such items to be prorated shall include: (i) rents and other income received by Seller as of the Proration Date, if any, including amounts prepaid, accrued or due and payable under the Tenant Leases; (ii) any amounts prepaid, accrued or due and payable under the Transferred Licenses and Permits and the Facility Contracts assigned to Purchaser, with Seller being credited for amounts prepaid, and Purchaser being credited for amounts accrued and unpaid; (iii) utility charges, if any; (iv) payments under any other agreements assigned to Purchaser, if any; (v) Taxes; and (vi) payments under any leases of personal property used in connection with the operation of the Property, to the extent such leases remain in place on and after Closing; provided, that, notwithstanding the foregoing, Base Rent (as defined in the Ground Lease) shall not be prorated and has been paid in full by Seller for the term of the Ground Lease.  Additionally, the Parties agree that:

(a)Facility Contracts.  Seller shall receive a credit for all deposits made by Seller under the Facility Contracts (together with any interest thereon) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser.  Purchaser shall receive a credit for all deposits held by Seller under the Facility Contracts (together with any interest thereon) which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Facility Contracts.

(b)Income and Expenses Prior to Proration Date.  Subject to subsection 9.2.3(e) below with respect to rents, Seller shall receive all income from the Property attributable to the period prior to the Proration Date and shall, except as otherwise provided for in this Agreement, be responsible for all expenses of the Property attributable to the period prior to the Proration Date.  Purchaser shall receive a credit for all accrued but unpaid compensation owed to property manager’s employees as of the Proration Date, including salary, wages, employment taxes, bonuses, paid time off, vacation, sick days, severance or termination fees and any other accrued but unpaid benefits provided to such employees.

(c)Income and Expenses After Proration Date. Purchaser shall receive all income from the Property attributable to the period from and after the Proration Date and shall, except as otherwise provided for in this Agreement, be responsible for all expenses of the Property attributable to the period from and after the Proration Date.

(d)Taxes.  All real property and personal property Taxes shall be prorated as of the Proration Date between Seller and Purchaser. If the amount of any Taxes prorated hereunder are not ascertainable on the Closing Date, the proration for such Taxes shall be based on the most recent available bill; provided, however, that after the Closing, Seller and Purchaser shall re-prorate the Taxes and pay any deficiency or excess of the original proration to the applicable Party promptly upon receipt of the actual bill for the relevant taxable period.

(e)Tenant Leases.  Purchaser shall receive a credit for all security deposits with respect to Tenant Leases that are not transferred by Seller to Purchaser.  Purchaser shall not receive a credit for any security deposits held by Seller that are transferred to Purchaser at Closing. Purchaser shall also receive a credit for all outstanding Leasing Costs with respect to the Tenant Leases in effect as of the Effective Date and any renewals or extensions thereof exercised prior to the Effective Date.  As of Closing, Purchaser shall assume Seller’s obligations for (i) Leasing Costs that are due and payable after Closing with respect to the Leases in force as of or prior to the Effective Date to the extent Purchaser receives a credit therefor pursuant to the prior sentence and (ii) Leasing Costs incurred with respect to Leases executed and Lease renewals and extensions exercised subsequent to the Effective Date. All rents received after the Closing Date shall be applied, first toward the rent for the month in which the Proration Date occurs, then to the rent then due and payable to Purchaser in connection with the applicable Tenant Lease or other document for which such payments are received, and then to any delinquent rents (or other tenant charges) owed to Seller in the inverse order of delinquency, with Seller’s share thereof being promptly delivered to Seller.  Purchaser will use commercially reasonable efforts to collect any rents applicable to the period prior to Closing, provided that Purchaser shall have no obligation to evict tenants, file suit or pursue litigation to collect such rents. Seller hereby waives the right to pursue any remedy for damages against any tenant owing delinquent rents and any other amounts to Seller.

(f)Utilities.  The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Proration Date.  If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall re-prorate the amount for such utilities and pay any deficiency in the original Proration to the applicable Party promptly upon receipt of the actual bill for the relevant billing period.  Seller shall receive a credit for all escrow accounts or deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts.

9.3Proration Schedule.  Seller shall prepare a proposed schedule (the “Proration Schedule”) including the items listed above and any other items the parties determine necessary. Such Proration Schedule shall include all applicable income and expenses with regard to the Property. Seller and Purchaser will use all reasonable efforts to finalize and agree upon the Proration Schedule at least two (2) Business Days prior to Closing.

9.4Re-Prorations.  Any amounts that may become due under this Article 9 shall be paid at Closing as can best be determined. A post-closing reconciliation of prorated items shall be made within ninety (90) days after Closing and any amounts due at that time shall be promptly forwarded to the respective Party in a lump sum payment.  The provisions of this Section 9.4 shall survive Closing.

9.5Cash.  All cash on hand, escrow and reserve accounts of Seller, accounts receivable and accounts payable, indebtedness or liabilities for the period prior to the Closing Date shall remain the property or responsibility, as applicable, of Seller.  Seller shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Assets through and including the day preceding the Closing Date and Purchaser shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Assets from and including the Closing Date.  The provisions of this Section 9.5 shall survive Closing.

10.DEFAULT AND REMEDIES

10.1Seller’s Default.  If, at or any time prior to Closing, Seller fails to perform in any material respect any of its covenants or obligations under this Agreement (and, if such failure is other than a failure to deliver Seller’s Closing Deliveries (for which there shall be no notice or cure period), Seller fails to cure such condition failure within five (5) days after written notice of such failure is delivered by Purchaser to Seller) (a “Seller’s Default”), Purchaser may elect, as its sole and exclusive remedy, to (a) terminate this Agreement by providing written notice to Seller, in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4 and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, and Seller shall reimburse (which obligation shall survive such termination of this Agreement) Purchaser for Purchaser’s actual out-of-pocket costs, in any event not to [***], incurred to third parties with respect to the investigation of the Property, the negotiation of this Agreement and Purchaser’s pursuit of the transactions contemplated herein, or (b) waive such default and proceed to Closing without any reduction in or setoff against the Purchase Price, or (c) obtain a court order for specific performance. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT MEMBERS, PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL THE FOREGOING LIMIT GUARANTOR’S OBLIGATIONS PURSUANT TO THE GUARANTY.

10.2Purchaser’s Default.  If at any time following the expiration of the Inspection Period and prior to Closing, Purchaser fails to perform in any material respect any of its covenants or obligations under this Agreement (and, if such failure is other than a failure to deliver Purchaser’s Closing Deliveries (for which there shall be no notice or cure period), Purchaser fails to cure such condition failure within five (5) days after written notice of such failure is delivered by Seller to Purchaser) (a “Purchaser’s Default”), then Seller may elect, as its sole and exclusive remedy, to (a) terminate this Agreement by providing written notice to Purchaser, in which case the Deposit shall be disbursed to Seller as liquidated damages in accordance with Section 3.2.5, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination or (b) waive such default and proceed to Closing without any reduction in or setoff against the Purchase Price.IN NO EVENT SHALL PURCHASER’S DIRECT OR INDIRECT MEMBERS, PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

10.3Liquidated Damages.  The Parties acknowledge and agree that if this Agreement is terminated pursuant to Section 10.2, the damages that Seller would sustain as a result of such termination would be difficult if not impossible to ascertain.  Accordingly, the Parties agree that Seller shall retain the Deposit as full and complete liquidated damages (and not as a penalty) as Seller’s sole and exclusive remedy for such termination; provided, however, that in addition to the Deposit, Seller shall retain all rights and remedies under this Agreement with respect to those obligations of Purchaser which expressly survive such termination.

11.RISK OF LOSS

11.1Casualty.  If at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, the Assets or any portion thereof are damaged or destroyed by fire or any other casualty (a “Casualty”), Seller shall give written notice of each such Casualty to Purchaser promptly after the occurrence of such Casualty.

11.1.1Material Casualty. If such Casualty caused the Assets and Property to be damaged or destroyed such that the cost of repair or replacement is reasonably likely to exceed [***],  Purchaser shall have the right to elect, by providing written notice to Seller within ten (10) days after Purchaser’s receipt of Seller’s written notice of such Casualty, to (a) terminate this Agreement in its entirety, in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) proceed to Closing, without terminating this Agreement, in which case the Seller shall (i) provide Purchaser with a credit against the Purchase Price in an amount equal to the applicable insurance deductible, less any amounts previously paid toward the deductible by Seller, and (ii) transfer and assign to Purchaser all of the Seller’s right, title and interest in and to all proceeds from all casualty and other applicable insurance policies maintained by Seller with respect to the Assets, except those proceeds specifically payable in connection with costs incurred by Seller for the period prior to the Closing, to the extent assignable and if such proceeds are not assignable, Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the amount of such proceeds. If Purchaser fails to provide written notice of its election to Seller within such ten (10) day time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (b) of the preceding sentence.  If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing Date shall, upon Purchaser’s election, be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period.  In the event that Seller proceeds to restore the affected Assets prior to Closing, such work shall be subject to Purchaser’s approval, not to be unreasonably withheld, conditioned or delayed.

11.1.2Non Material Casualty.  In the event of any Casualty which is not described in Section 11.1.1, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall (A) provide Purchaser with a credit against the Purchase Price (except if such Casualty is caused by Purchaser or Purchaser’s Inspectors) in an amount equal to the applicable insurance deductible, less any amounts previously paid toward the deductible by Seller, and (B) transfer and assign to Purchaser all of the Seller’s right, title and interest in and to all proceeds from all casualty and other applicable insurance policies maintained by Seller with respect to the Assets, except those proceeds specifically payable in connection with and allocable to costs incurred by Seller for the period prior to the Closing to the extent assignable and if such proceeds are not assignable, Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the amount of such proceeds.  In the event that Seller proceeds to restore the affected Assets prior to Closing, such work shall be subject to Purchaser’s approval, not to be unreasonably withheld, conditioned or delayed.

11.2Condemnation.  If, at any time after the Effective Date and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Property (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser promptly after Seller receives notice of such Condemnation, and if such Condemnation (a) is such that the cost of restoration or loss in value of the Assets is reasonably likely to exceed [***], (b) causes the Property to violate zoning ordinances or regulations affecting the Property or lose its certificate of occupancy, (c) gives any tenant under its Tenant Lease the right to terminate any such Tenant Lease, or (d) results in a material adverse effect on access to or parking at the Property, then in each case Purchaser shall have the right to elect, by providing written notice to Seller within ten (10) days after Purchaser’s receipt of Seller’s written notice of such Condemnation, to (i) terminate this Agreement in its entirety, in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) proceed to Closing, without terminating this Agreement, in which case Seller shall assign to Purchaser all of any such Seller’s right, title and interest in all proceeds and awards from such Condemnation, less any amount expended in connection with restoration of the Property.  If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (ii) of the preceding sentence.  If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing shall, upon Purchaser’s election, be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period.  In the event of any Condemnation other than a Condemnation described in the first sentence of this Section 11.2, Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation.  In the event that Seller proceeds to restore the affected Assets prior to Closing, such work shall be subject to Purchaser’s approval, not to be unreasonably withheld, conditioned or delayed.

12.SURVIVAL, INDEMNIFICATION AND RELEASE

12.1Survival.  The representations and warranties, covenants and obligations (including without limitations obligations of defense and indemnification) of Seller and Purchaser shall survive Closing or termination of this Agreement until the date which is [***] after the Closing Date (the “Survival Period”).

12.1.1Limitations on Indemnity Obligations.  The indemnification obligations of Seller and Purchaser set forth in Sections 12.2 and 12.3, respectively, shall be subject to the following conditions:  (i) the Indemnitee first learns of the breach after Closing and files such action within the Survival Period, and (ii) neither Party shall be required to indemnify the applicable Indemnitees pursuant to clause (i) or (ii) of Section 12.2 or 12.3, as applicable, unless the damage to such Indemnitee on account of such breach (individually or when combined with damages from other breaches) equals or exceeds [***] (the “Basket”).  If the threshold set forth in the immediately preceding sentence is met, Seller shall be liable to indemnify Purchaser for the entire amount of Purchaser’s damages including the initial [***].  Neither Party shall have any liability after Closing for the breach of a representation or warranty or covenant hereunder, of which breach the other Party hereto had Knowledge as of Closing. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser pursuant to clause (i) and (ii) of Section 12.2 will be limited to [***] (the “Cap”).  The provisions of this Section 12.1 shall survive the Closing.  Any breach of a representation or warranty or covenant that occurs prior to Closing shall be governed by Article 10.  Notwithstanding the foregoing, the Basket, Cap and Survival Period shall not apply to claims for any Indemnification Losses other than claims brought pursuant to clauses (i) or (ii) of Section 12.2 or 12.3 (other than breaches of covenants or obligations related to Retained Liabilities, Prorations and Seller’s warranty with respect to brokers in Section 5.1.20, to which the Basket, Cap and Survival Period shall not apply).

12.1.2Negligence or Willful Misconduct of Indemnitee.  Notwithstanding anything to the contrary in this Agreement, (i) a Purchaser Indemnitee shall not be entitled to defense or indemnification to the extent the applicable Indemnification Loss results from the gross negligence or willful misconduct of any Purchaser Indemnitee, and (ii) a Seller Indemnitee shall not be entitled to defense or indemnification to the extent the applicable Indemnification Loss results from the gross negligence or willful misconduct of any Seller Indemnitee.

12.1.3Waiver of Certain Damages. Notwithstanding anything to the contrary in this Agreement or under Applicable Law, Seller (for itself and all Seller Indemnitees) and Purchaser (for itself and all Purchaser Indemnitees) hereby unconditionally and irrevocably waive and disclaim all rights to claim or seek any consequential, punitive, exemplary, statutory or treble damages and acknowledge and agree that the rights and remedies in this Agreement will be adequate in all circumstances for any claims the Parties (or any Indemnitee) might have with respect thereto.

12.2Indemnification by Seller.  Subject to the limitations set forth in this Article 12 and any other express provision of this Agreement, from and after Closing Seller shall indemnify, save, insure, pay, defend and hold harmless Purchaser’s Indemnitees from and against any Indemnification Loss incurred by any Purchaser’s Indemnitee to the extent resulting from (i) any breach of any representation or warranty of Seller in this Agreement, (ii) any breach by Seller of any of its covenants or obligation under this Agreement, and (iii) any Retained Liabilities.

12.3Indemnification by Purchaser.  Subject to the limitations set forth in this Article 12 and any other express provision of this Agreement, from and after Closing Purchaser shall indemnify, defend and hold harmless Seller’s Indemnitees from and against any Indemnification Loss incurred by Seller’s Indemnitee to the extent resulting from (i) any breach of any representation or warranty of Purchaser in this Agreement, (ii) any breach by Purchaser of any of its covenants or obligations under this Agreement, and (iii) any Assumed Liabilities.

12.4Indemnification Procedure.  Notice of Indemnification Claim.  If any of Seller’s Indemnitees or Purchaser’s Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any other provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

12.4.1Resolution of Indemnification Claim Not Involving Third-Party Claim.  If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

12.4.2Resolution of Indemnification Claim Involving Third-Party Claim.  If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company, in which case Indemnitee shall have no such approval rights), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor.  The Indemnitee shall not enter into any settlement agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent.  If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost-efficient manner.

12.4.3Accrual of Indemnification Obligation.  Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim but is disputed by Indemnitor until such time as such dispute is resolved by written agreement or by a final, non-appealable order of court of competent jurisdiction or such other means as the Parties may agree in writing, each in its sole discretion, or (ii) which involves a Third-Party Claim until such time as such Third-Party Claim is concluded, including any appeals with respect thereto in the case of a claim in litigation.

12.4.4Exclusive Remedy for Indemnification Loss. Except for claims based on fraud, the indemnification provisions in this Article 12 shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

12.5Guarantor Guaranty.  Guarantor is an Affiliate of Seller and, as a result thereof, Guarantor receives a direct financial benefit from the transactions contemplated by this Agreement. In consideration of the foregoing benefit, the Purchase Price and other good and valuable consideration paid to Seller at Closing pursuant to this Agreement and as a further inducement for Purchaser to enter into this Agreement, Guarantor, hereby (i) absolutely, unconditionally and irrevocably guarantees the full and timely performance of the indemnification obligations, covenants and conditions of Seller pursuant to this Article 12 and Seller’s obligations to reimburse Purchaser for reasonable, actual, third party out-of-pocket costs pursuant to Sections 2.4, 9.4, and 10.1 of this Agreement and (ii) agrees to execute a stand-alone guaranty in the form attached hereto as Exhibit 12.5 (the “Guaranty”). The provisions of this Section 12.5 shall expressly survive the Closing.

12.6Acknowledgements Concerning Representations and Warranties.

12.6.1Acknowledgment by Purchaser.  To the extent that any representation or warranty of Seller made herein is, to Purchaser’s Knowledge as of the Closing Date, inaccurate and Purchaser nonetheless elects to proceed with Closing, then (a) Purchaser shall not be able to seek indemnification for any damage arising from such inaccurate representation or warranty to the extent of Purchaser’s Knowledge of such breach at Closing, (b) any such representation or warranty by Seller shall be deemed amended to the extent necessary to make it consistent with Purchaser’s Knowledge at Closing, and (c) Purchaser shall be deemed to have waived its right to indemnification with respect to the breach of such representations or warranties to the extent of Purchaser’s Knowledge at Closing.

12.6.2Acknowledgment by Seller.  To the extent that any representation or warranty of Purchaser made herein is, to Seller’s Knowledge as of the Closing Date, inaccurate and Seller nonetheless elects to proceed with Closing, then (a) Seller shall not be able to seek indemnification for any damage arising from such inaccurate representation or warranty to the extent of Seller’s Knowledge of such breach at Closing, (b) any such representation or warranty by Purchaser shall be deemed amended to the extent necessary to make it consistent with Seller’s Knowledge at Closing, and (c) Seller shall be deemed to have waived its right to indemnification with respect to the breach of such representations or warranties to the extent of Seller’s Knowledge at Closing.

12.7Disclaimers by Seller.  Except as expressly set forth in the Seller’s Documents, it is understood and agreed that Seller and Seller’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property and Assets, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller’s special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property, the Assets or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property or Assets, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or Assets or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Assets or Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Assets or Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Assets, Property or any part thereof, (m) the condition or use of the Assets or Property or compliance of the Assets or Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the structural integrity of the Improvements or Property, (p) the potential for further development of the Assets or Property, (q) the merchantability of the Assets or Property or fitness of the Assets or Property for any particular purpose, (r) the truth, accuracy or completeness of any Seller Disclosure Materials or portion thereof produced or provided by any party other than Seller, (s) tax consequences, or (t) any other matter or thing with respect to the Assets or Property.

12.8Sale “As Is, Where Is”.  Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Assets “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in Seller’s Documents.  Except as expressly set forth in Seller’s Documents, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Assets or relating thereto (including specifically, without limitation, property information packages distributed with respect to the Assets) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in Seller’s Documents, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Assets and shall make an independent verification of the accuracy of any documents and information provided by Seller.  Purchaser will conduct such inspections and investigations of the Assets as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same.  By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Assets as Purchaser deemed necessary to satisfy itself as to the condition of the Assets and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Assets, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in Seller’s Documents.  Upon Closing, except as otherwise expressly set forth in Seller’s Documents, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations.  Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence.  Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.

12.9Seller Released from Liability.  Purchaser acknowledges that it will have the opportunity to inspect the Property and Assets during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary. Except for the Retained Liabilities and Seller’s express representations, warranties and covenants contained in Seller’s Documents including those representations and covenants which expressly survive closing, upon Closing Purchaser shall be deemed to FOREVER RELEASE AND DISCHARGE Seller from all responsibility and liability, including without limitation liabilities and responsibilities for the lessor’s obligations under the Tenant Leases, relating to the physical, environmental or legal compliance status of the Assets or Property, whether arising before or after the Effective Date, and liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), regarding the condition, valuation, salability or utility of the Assets or Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property).  Except for the Retained Liabilities and Seller’s express representations, warranties and covenants contained in Seller’s Documents including those representations and covenants which expressly survive closing, by Closing this transaction, Purchaser will be deemed to have WAIVED any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date (including, without limitation, any obligation of Seller to perform as lessor under the Tenant Leases to the extent such performance obligation arises after Closing (but regardless of whether the condition giving rise to such obligation arose before or after the Effective Date), subject to the terms of the Assignment and Assumption of Ground Lease and Tenant Leases to be executed at Closing).  Except for the Retained Liabilities and Seller’s express representations, warranties and covenants contained in this Agreement including those representations and covenants which expressly survive closing, by Closing this transaction, Purchaser further hereby assumes the risk of changes in any or all Applicable Laws relating to past, present and future conditions on the Property and the risk that adverse physical characteristics and conditions may not have been revealed by its investigation. Notwithstanding anything to the contrary in this Article 12, Purchaser does not waive, release or discharge, and reserves all rights and remedies with respect to, any claims, losses, damages or actions arising from or related to (a) fraud by Seller, and (b) Retained Liabilities, subject to the provisions of Section 12.1.

12.10Survival.  The terms and conditions of this Section 12 shall expressly survive the Closing. Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Assets to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

13.MISCELLANEOUS PROVISIONS

13.1Notices.

13.1.1Method of Delivery.  Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) e-mail, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other Person as the addressee shall have designated by written notice sent in accordance herewith.  Any notice so given shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of e-mail, as of the date of the e-mail, provided that such e-mail is also sent to the intended addressee by means described in clauses (a), (b) or (c) above.  Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Purchaser:

c/o [***]

1920 Main Street, Suite 1200

Irvine, CA 92614

Attention: Glenn Preston

Email: gpreston@hcpi.com

and to:

c/o [***]

1920 Main Street, Suite 1200

Irvine, CA 92614

Attention: Legal Department

Email: LegalDept@hcpi.com

with a copy to:	Latham & Watkins LLP 650 Town Center Drive 20th Floor Costa Mesa, CA 92626-1925 Attention: Hilary Shalla Telephone No.: 714.755.8122 E-Mail: Hilary.Shalla@lw.com
If to Seller:

CHP II Partners, LP

c/o CNL Healthcare Properties II, Inc.

450 South Orange Avenue, 14th Floor

Orlando, Florida 32801

Attention: Tracey B. Bracco, Esq.

Telephone No.: (407) 650-1000

Facsimile No.:  (407) 540-2576

E-Mail:  tracey.bracco@cnl.com

with a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 North Eola Drive Orlando, Florida 32801 Attention: John D. Ruffier, Esquire Telephone No.: (407) 418-6414 E-Mail: john.ruffier@lowndes-law.com

13.1.2Receipt of Notices.  All Notices sent by a Party (or its counsel as contemplated below) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (a) delivery to the address or e-mail address of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (b) the attempted delivery of such Notice if (i) such recipient Party refuses delivery of such Notice, or (ii) such recipient Party is no longer at such address or e-mail address, and such recipient Party failed to provide the sending Party with its current address or e-mail address pursuant to Section 13.1.3.

13.1.3Change of Address.  The Parties and their respective counsel shall have the right to change their respective address or e-mail address for the purposes of this Section 13.1 by providing a Notice of such change in address or e-mail address as required under this Section 13.1.

13.1.4Delivery by Party’s Counsel.  The Parties agree that the attorney for a Party shall have the authority to deliver Notices on such Party’s behalf to the other Parties hereto.

13.2Time is of the Essence.  Time is of the essence in this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

13.3Assignment.  Except as set forth in Section 3.5 hereof, neither Purchaser nor Seller shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party which consent may be withheld in the other Party’s sole discretion, except however, Purchaser shall have the right to assign this Agreement to or designate any wholly-owned Subsidiary or Affiliate of Purchaser to acquire title to the Assets by providing written notice to Seller no later than three (3) Business Days prior to Closing.

13.4Successors and Assigns.  This Agreement shall be binding upon the Parties hereto and their respective heirs and permitted successors, and assigns, each of whom shall be entitled to enforce performance and observance of this Agreement, to the same extent as if such heirs, successors, and assigns, were parties, hereto.

13.5Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement.

13.6Rules of Construction.  The following rules shall apply to the construction and interpretation of this Agreement:

13.6.1Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

13.6.2All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement.  All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

13.6.3The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

13.6.4Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

13.6.5The terms “sole discretion” and “absolute discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

13.7Severability.  If any provision of this Agreement is ultimately determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event no such limiting construction is possible, such invalid or unenforceable provision shall be deemed severed from the Agreement without affecting the validity of any other provision hereof if the essential provisions of this Agreement for each party remain valid, binding and enforceable.

13.8Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Kansas.  Purchaser and Seller agree to exclusively submit to the jurisdiction of Kansas in connection with any claims or controversy arising out of this Agreement and that venue for such actions shall exclusively be in Johnson County, Kansas.  Seller (for itself and all Seller’s Indemnitees) and Purchaser (for itself and all Purchaser’s Indemnitees) hereby submit to jurisdiction and consent to venue in such courts, and waive any defense based on forum non conveniens, provided that any Party may seek injunctive relief or specific performance with respect to any of the Assets in the courts of the State in which such Assets are situated and may incorporate a claim against Seller of such Assets with respect to any claim for injunctive relief or specific performance.

13.9WAIVER OF JURY TRIAL.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT

PERMITTED BY APPLICABLE LAWS, ANY RIGHT THAT EITHER PARTY OR THEIR HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

13.10Attorneys’ Fees.  In connection with any disputes or actions arising out of the transactions contemplated by this Agreement, or the breach, enforcement or interpretation of this Agreement, the substantially prevailing party shall be entitled to recover, from the party not substantially prevailing, all reasonable costs and attorney, paralegal and expert fees incurred by the substantially prevailing party before trial, at trial, at retrial, on appeal, at all hearings and rehearings, and in all administrative, bankruptcy and reorganization proceedings.

13.11Incorporation of Recitals Exhibits, and Schedules.  The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement.  Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

13.12No Other Agreements.  This Agreement and the agreements to be executed and delivered in connection therewith set forth the entire understanding and agreement of the Parties hereto and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the Effective Date with respect to the transactions described in this Agreement.

13.13Further Actions.  Each of the Parties covenants and agrees to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further acts, instruments, papers and documents as may be reasonably necessary to carry out and effectuate the intent and purposes of this Agreement.

13.14No Waiver.  No delay or omission to exercise any right or power accruing prior to or upon any breach, omission, or failure of performance hereunder shall impair any such right or power, or shall be construed to be a waiver thereof, and any such right or power may be exercised from time to time and as often as may be deemed expedient.  In the event of any breach of any provision contained in this Agreement, thereafter waived by another Party, such waiver shall be limited to the particular waiving Party and to the particular breach in question and no other.  No waiver or release of any term or provision of this Agreement shall be established by conduct, custom, or course of dealing, but solely by a document in writing duly authorized and executed by the waiving or releasing Party.

13.15Modifications.  No amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement, shall be valid unless in writing and executed and delivered by each of the Parties.

13.16Counterpart and Electronic Execution.  A Party may deliver executed signature pages to this Agreement by e-mail pdf file to any other Party, which pdf shall be deemed to be an original executed signature page.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

13.17Required Disclosures.  Notwithstanding anything in this Agreement to the contrary, in order to avoid any potential application of Section 1.6011-4(b)(3) of the Treasury Regulations, Purchaser and Seller (and each employee, representative, or other agent of Purchaser and Seller) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to Purchaser or Seller relating to such tax treatment and tax structure.  For purposes hereof, “tax structure” means any fact that may be relevant to understanding the federal income tax treatment of the transaction.

13.18No Personal Liability.  Nothing contained in this Agreement shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Seller or Purchaser or their respective Affiliates for the payment or performance of the obligations or liabilities of Seller or Purchaser provided, however, that the foregoing shall not limit Guarantor’s obligations under the Guaranty.

13.19Good Faith Efforts.  The Parties agree to use commercially reasonable, good-faith efforts to effectuate the transactions contemplated by this Agreement.

13.20Post-Execution Disclosures.  Purchaser agrees that Seller may update any schedule to this Agreement or any representation or warranty contained in this Agreement (except for the Seller’s representations and warranties contained in Sections 5.1.1, 5.1.2, 5.1.3, 5.1.11, 5.1.12, 5.1.18, 5.1.20, 5.1.21, 5.1.24 and 5.1.27) promptly (but in any event within five (5) Business Days) after any change in condition or state of facts which would render any such schedule, representation or warranty incomplete or inaccurate, to the extent that (i) such schedule, representation or warranty needs to be amended, supplemented, or provided to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein, and (ii) Seller did not have Seller’s Knowledge as of the Effective Date of the matter being disclosed in such amendment, supplement, or new schedule.  In the event that Seller updates any schedule, representation or warranty during the period commencing on the date which is two (2) Business Days prior to the expiration of the Inspection Period and ending upon the expiration of the Inspection Period, the Inspection Period shall be extended for two (2) Business Days. If Seller updates any schedule, representation or warranty from and after the expiration of the Inspection Period, Purchaser shall have the right to terminate this Agreement on or before the date that is two (2) Business Days after the date Purchaser receives such update of the schedule, representation or warranty and such termination shall be treated for all purposes as a termination by Purchaser prior to the expiration of the Inspection Period.

13.21No Recordation.  Without the prior written consent of both Seller and Purchaser, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by a Party without the prior written consent of the other Party shall constitute a default hereunder by recording Party, whereupon the non-defaulting Party shall have the remedies set forth in Article 10 hereof.  In addition to any such remedies, the defaulting Party shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and the Parties obligations pursuant to this Section 13.21 shall survive any termination of this Agreement as a surviving obligation.

13.22Discharge of Obligations.  Following Closing, each Party shall be deemed to be in full performance and discharge of every representation and warranty made by the Parties herein and every agreement and obligation on the part of either Party to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.  Notwithstanding the foregoing, the foregoing shall in no event limit either Party’s right to bring a claim following Closing on account of a breach of this Agreement of which such Party did not have Knowledge at Closing pursuant to the provisions of Section 12.1 above.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer as of the date first set forth above.

SELLER:

CHP II OVERLAND PARK KS MOB OWNER, LLC, a Delaware limited liability company

By:	/S/ John F. Starr
Name:	John F. Starr
Title:	Senior Vice President

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Signatures continue on following page]

Seller Signature Page

Purchaser:

HCP MEDICAL OFFICE BUILDINGS, LLC, a Delaware limited liability company

By:	/s/ Adam G. Mabry
Name:	Adam G. Mabry
Title:	Senior Vice President

Purchaser Signature Page

The undersigned hereby joins in the execution of this Agreement for the purposes of acknowledging and accepting its obligations as Escrow Agent hereunder:

ESCROW AGENT:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Stephanie Weiss
Name:	Stephanie Weiss
Title:	Sr Commercial Escrow Officer

Escrow Agent Signature Page

EXHIBIT A
PROPERTY

Omitted pursuant to Regulation S-K, Item 601(a)(5).

Exhibit A

EXHIBIT 4.2.5

FORM OF ASSIGNMENT AND ASSUMPTION OF GROUND LEASE

Omitted pursuant to Regulation S-K, Item 601(a)(5).

Exhibit 4.2.5

EXHIBIT 8.3.1
SELLER’S CLOSING CERTIFICATE FORM

Omitted pursuant to Regulation S-K, Item 601(a)(5).

Exhibit 8.3.1

EXHIBIT 8.3.2
DEED FORM

Omitted pursuant to Regulation S-K, Item 601(a)(5).

Exhibit 8.3.2

EXHIBIT 8.3.3
BILL OF SALE FORM

Omitted pursuant to Regulation S-K, Item 601(a)(5).

Exhibit 8.3.3

EXHIBIT 8.3.4
ASSIGNMENT AND ASSUMPTION OF TENANT LEASES FORM

Omitted pursuant to Regulation S-K, Item 601(a)(5).

Exhibit 8.3.4

EXHIBIT 8.3.5
ASSIGNMENT AND ASSUMPTION OF FACILITY CONTRACTS AND LICENSES AND PERMITS FORM

Omitted pursuant to Regulation S-K, Item 601(a)(5).

Exhibit 8.3.5

EXHIBIT 8.3.6

Omitted pursuant to Regulation S-K, Item 601(a)(5).

Exhibit 12.5

EXHIBIT 8.4.3
PURCHASER’S CLOSING CERTIFICATE FORM

Omitted pursuant to Regulation S-K, Item 601(a)(5).

Exhibit 12.5

EXHIBIT 12.5
FORM OF GUARANTY

Omitted pursuant to Regulation S-K, Item 601(a)(5).

Exhibit 12.5

SCHEDULE 2.2.4
PERSONAL PROPERTY

Omitted pursuant to Regulation S-K, Item 601(a)(5).

Schedule 2.2.4

SCHEDULE 2.2.5
TENANT LEASES

Omitted pursuant to Regulation S-K, Item 601(a)(5).

Schedule 2.2.5

SCHEDULE 2.2.7
FACILITY CONTRACTS

Omitted pursuant to Regulation S-K, Item 601(a)(5).

Schedule 2.2.7

SCHEDULE 5.1.6
LITIGATION

Omitted pursuant to Regulation S-K, Item 601(a)(5).

Schedule 5.1.6

SCHEDULE 5.1.8

LICENSES AND PERMITS

Omitted pursuant to Regulation S-K, Item 601(a)(5).